_________________________________________________________________




                             AMERICOLD CORPORATION



                                      and



                     UNITED STATES NATIONAL BANK OF OREGON





                                  $27,500,000



                 SECOND AMENDED AND RESTATED CREDIT AGREEMENT


_________________________________________________________________


                                 June 19, 1995

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

ARTICLE 1 - RECITALS, EXHIBITS, AND DEFINITIONS. . . . . . . . . . . . . .   2

      1.1   RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
      1.2   EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
      1.3   DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE 2 - AMOUNT AND TERMS OF CREDIT . . . . . . . . . . . . . . . . . .  12

      2.1   LOANS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
      2.2   MINIMUM AMOUNT OF EACH LOAN. . . . . . . . . . . . . . . . . .  12
      2.3   NOTICE OF LOAN . . . . . . . . . . . . . . . . . . . . . . . .  12
      2.4   DISBURSEMENT OF FUNDS. . . . . . . . . . . . . . . . . . . . .  12
      2.5   NOTE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
      2.6   CONVERSIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .13
      2.7   [SECTION OMITTED]. . . . . . . . . . . . . . . . . . . . . . .  14
      2.8   INTEREST RATES, PAYMENT DATES. . . . . . . . . . . . . . . . .  14
      2.9   INTEREST PERIODS . . . . . . . . . . . . . . . . . . . . . . .  15
      2.10  INCREASED COSTS, ILLEGALITY, ETC.. . . . . . . . . . . . . . .  16
      2.11  COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . .  17
      2.12  VOLUNTARY REDUCTION OF COMMITMENTS . . . . . . . . . . . . . .  18

ARTICLE 3 - LETTERS OF CREDIT. . . . . . . . . . . . . . . . . . . . . . .  18

      3.1   LETTERS OF CREDIT. . . . . . . . . . . . . . . . . . . . . . .  18
      3.2   MINIMUM STATED AMOUNT. . . . . . . . . . . . . . . . . . . . .  19
      3.3   LETTER OF CREDIT REQUESTS. . . . . . . . . . . . . . . . . . .  19
      3.4   AGREEMENT TO REPAY LETTER OF CREDIT DRAWINGS . . . . . . . . .  19
      3.5   INCREASED COSTS. . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE 4 - FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

      4.1   FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE 5 - PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

      5.1   VOLUNTARY PREPAYMENTS. . . . . . . . . . . . . . . . . . . . .  21
      5.2   METHOD AND PLACE OF PAYMENT. . . . . . . . . . . . . . . . . .  21
      5.3   NET PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE 6 - CONDITIONS OF LENDING. . . . . . . . . . . . . . . . . . . . .  21

      6.1   CONDITIONS PRECEDENT TO EFFECTIVENESS. . . . . . . . . . . . .  21
            (a)   EFFECTIVENESS OF PLAN OF REORGANIZATION. . . . . . . . .  22
            (b)   EXECUTION OF CREDIT DOCUMENTS. . . . . . . . . . . . . .  22
            (c)   NO DEFAULT; REPRESENTATIONS AND WARRANTIES1. . . . . . .  22
            (d)   OFFICER'S CERTIFICATE. . . . . . . . . . . . . . . . . .  22
            (e)   OPINIONS OF COUNSEL. . . . . . . . . . . . . . . . . . .  22
            (f)   CORPORATE PROCEEDINGS. . . . . . . . . . . . . . . . . .  22
            (g)   SECURITY DOCUMENTS; FILINGS. . . . . . . . . . . . . . .  22
            (h)   RECORD SEARCHES. . . . . . . . . . . . . . . . . . . . .  22
            (i)   ADVERSE CHANGE . . . . . . . . . . . . . . . . . . . . .  23
            (j)   DELIVERY OF DOCUMENTS. . . . . . . . . . . . . . . . . .  23
      6.2   CONDITIONS PRECEDENT TO EACH LOAN AND LETTER OF
            CREDIT . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 7 - REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . .  24

      7.1   CORPORATE STATUS . . . . . . . . . . . . . . . . . . . . . . .  24
      7.2   CORPORATE POWER AND AUTHORITY. . . . . . . . . . . . . . . . .  24
      7.3   NO VIOLATION . . . . . . . . . . . . . . . . . . . . . . . . .  24
      7.4   LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . .  25
      7.5   FINANCIAL STATEMENTS; FINANCIAL CONDITION; ETC.. . . . . . . .  25
      7.6   USE OF PROCEEDS; MARGIN REGULATIONS. . . . . . . . . . . . . .  25
      7.7   GOVERNMENTAL APPROVALS . . . . . . . . . . . . . . . . . . . .  26
      7.8   SECURITY INTERESTS . . . . . . . . . . . . . . . . . . . . . .  26
      7.9   TAX RETURNS AND PAYMENTS . . . . . . . . . . . . . . . . . . .  26
      7.10  COMPLIANCE WITH ERISA. . . . . . . . . . . . . . . . . . . . .  26
      7.11  INVESTMENT COMPANY ACT . . . . . . . . . . . . . . . . . . . .  27
      7.12  TRUE AND COMPLETE DISCLOSURE . . . . . . . . . . . . . . . . .  27
      7.13  SUBSIDIARY . . . . . . . . . . . . . . . . . . . . . . . . . .  27
      7.14  PATENTS, LICENSES, FRANCHISES AND FORMULAS . . . . . . . . . .  27
      7.15  LABOR RELATIONS. . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE 8 - AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . .  28

      8.1   INFORMATION COVENANTS. . . . . . . . . . . . . . . . . . . . .  28
            (a)   QUARTERLY REPORTS. . . . . . . . . . . . . . . . . . . .  28
            (b)   ANNUAL REPORTS . . . . . . . . . . . . . . . . . . . . .  29
            (c)   MANAGEMENT LETTERS . . . . . . . . . . . . . . . . . . .  29
            (d)   BUDGETS AND INTERIM FINANCIAL INFORMATION. . . . . . . .  29
            (e)   OFFICER'S CERTIFICATES . . . . . . . . . . . . . . . . .  29
            (f)   NOTICE OF DEFAULT OR LITIGATION. . . . . . . . . . . . .  30
            (g)   OTHER REPORTS AND FILINGS. . . . . . . . . . . . . . . .  30
            (h)   MONTHLY REPORTS. . . . . . . . . . . . . . . . . . . . .  30
            (i)   BORROWING CERTIFICATE. . . . . . . . . . . . . . . . . .  30
            (j)   OTHER INFORMATION. . . . . . . . . . . . . . . . . . . .  30
      8.2   BOOKS, RECORDS, AND INSPECTIONS; COLLATERAL
            AUDITS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
      8.3   MAINTENANCE OF PROPERTY, INSURANCE . . . . . . . . . . . . . .  31
      8.4   TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
      8.5   CORPORATE FRANCHISES . . . . . . . . . . . . . . . . . . . . .  31
      8.6   COMPLIANCE WITH STATUTES, ETC. . . . . . . . . . . . . . . . .  31
      8.7   ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
      8.8   PERFORMANCE OF OBLIGATIONS . . . . . . . . . . . . . . . . . .  32
      8.9   FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . . . . .  32
      8.10  FINANCIAL COVENANTS FOR ASC. . . . . . . . . . . . . . . . . .  33
      8.11  FACILITY RESTING REQUIREMENTS. . . . . . . . . . . . . . . . .  33
      8.12  MORTGAGE . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE 9 - NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . .  33

      9.1   [SECTION OMITTED.] . . . . . . . . . . . . . . . . . . . . . .  34
      9.2   CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.. . . . . . . . . .  34
      9.3   LIMITATION ON DIVIDENDS AND VOLUNTARY PAYMENTS . . . . . . . .  34
      9.4   [SECTION OMITTED.] . . . . . . . . . . . . . . . . . . . . . .  34
      9.5   [SECTION OMITTED.] . . . . . . . . . . . . . . . . . . . . . .  34
      9.6   [SECTION OMITTED.] . . . . . . . . . . . . . . . . . . . . . .  34
      9.7   TRANSACTIONS WITH AFFILIATES . . . . . . . . . . . . . . . . .  34
      9.8   [SECTION OMITTED.] . . . . . . . . . . . . . . . . . . . . . .  35
      9.9   AVAILABLE CASH FLOW TO PRO FORMA DEBT SERVICE
            RATIO. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
      9.10  [SECTION OMITTED.] . . . . . . . . . . . . . . . . . . . . . .  35
      9.11  SENIOR DEBT TO NET WORTH RATIO . . . . . . . . . . . . . . . .  35
      9.12  [SECTION OMITTED.] . . . . . . . . . . . . . . . . . . . . . .  35
      9.13  MODIFICATIONS OF INDEBTEDNESS AND CERTAIN OTHER
            AGREEMENTS, ETC. . . . . . . . . . . . . . . . . . . . . . . .  35
      9.14  CONDUCT OF BUSINESS. . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE 10 - EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . .  36

      10.1  PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
      10.2  REPRESENTATIONS, ETC.. . . . . . . . . . . . . . . . . . . . .  36
      10.3  COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . .  36
      10.4  DEFAULT UNDER OTHER AGREEMENTS . . . . . . . . . . . . . . . .  36
      10.5  BANKRUPTCY, ETC. . . . . . . . . . . . . . . . . . . . . . . .  37
      10.6  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
      10.7  MORTGAGE AND SECURITY AGREEMENT. . . . . . . . . . . . . . . .  38
      10.8  JUDGMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
      10.9  CHANGE OF CONTROL. . . . . . . . . . . . . . . . . . . . . . . .38

ARTICLE 11 - [SECTION OMITTED] . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE 12 - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .  39

      12.1   PAYMENT OF EXPENSES, ETC. . . . . . . . . . . . . . . . . . .  39
      12.2   RIGHT OF SETOFF . . . . . . . . . . . . . . . . . . . . . . .  39
      12.3   NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
      12.4   BENEFIT OF AGREEMENT. . . . . . . . . . . . . . . . . . . . .  40
      12.5   NO WAIVER; REMEDIES CUMULATIVE. . . . . . . . . . . . . . . .  40
      12.6   [SECTION OMITTED.]. . . . . . . . . . . . . . . . . . . . . .  41
      12.7   CALCULATIONS; COMPUTATIONS. . . . . . . . . . . . . . . . . .  41
      12.8   GOVERNING LAW; SUBMISSION TO JURISDICTION;
             ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . . .  41
      12.9   COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . .  42
      12.10  HEADINGS DESCRIPTIVE. . . . . . . . . . . . . . . . . . . . .  42
      12.11  AMENDMENT OR WAIVER . . . . . . . . . . . . . . . . . . . . .  42
      12.12  SURVIVAL. . . . . . . . . . . . . . . . . . . . . . . . . . .  42
      12.13  AMENDMENT AND RESTATEMENT . . . . . . . . . . . . . . . . . .  42
      12.14  DISCLOSURE. . . . . . . . . . . . . . . . . . . . . . . . . .  43

EXHIBITS

Exhibit A    -    Replacement Promissory Note

Exhibit B    -    Not Used

Exhibit C    -    Borrowing Certificate

Exhibit D    -    Permitted Filings and Liens

Exhibit E    -    Indenture Provisions

                 SECOND AMENDED AND RESTATED CREDIT AGREEMENT



DATED AS OF:      June 19, 1995

BETWEEN:          AMERICOLD CORPORATION, an Oregon corporation
                  ("Americold") whose address is 7007 SW Cardinal
                  Lane, Suite 135, Portland, Oregon 97224

AND: UNITED STATES NATIONAL BANK OF OREGON, a national banking association ("U.S. Bank"), whose address is National Corporate Banking (PL-4), P.O.
                  Box 4412, Portland, Oregon 97208



                                R E C I T A L S

             A. Americold is engaged directly in the business of operating refrigerated storage facilities, together with trans-portation and distribution services, and a rock quarry.
Americold has one active, wholly owned subsidiary, Americold
Services Corporation, that is engaged in the business of operating refrigerated storage facilities.

             B. Americold and U.S. Bank, as agent for itself and other banks, entered into a credit agreement dated as of April 30, 1987 (the "Prior Credit Agreement"), pursuant to which the banks agreed to provide an $85,000,000 credit facility to Americold upon the terms and conditions contained therein. In connection with the Prior Credit Agreement, U.S. Bank and Americold executed a security agreement dated as of July 2, 1987, and filed certain financing statements. For the purpose of amending and restating the Prior Credit Agreement, U.S. Bank and Americold executed a Credit Agreement dated February 3, 1993, which in turn was amended by a First Amendment to Credit
Agreement dated October 1, 1993 (the "First Amended and Restated Credit Agreement").

             C. Americold and U.S. Bank desire to amend and restate the First Amended and Restated Credit Agreement in order to reflect the changes made in the First Amendment to Credit Agreement dated October 1, 1993, extend the maturity of the credit facility, adjust certain covenants, make provision for certain mortgages, and accomplish certain other changes. The parties intend that the previously granted security interests will continue to secure Americold's obligations set forth in this Agreement.

             D. Americold is offering $115 million in principal amount of new 15% Senior Subordinated Debentures due 2007. Such new debentures are being offered through a pre-packaged plan of reorganization in exchange for Americold's outstanding 11% Senior Subordinated Debentures due 1997.

             NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed:

                                   ARTICLE 1
RECITALS, EXHIBITS, AND DEFINITIONS

      1.1 RECITALS. The foregoing recitals are incorporated into this Agreement by this reference.

      1.2 EXHIBITS. The exhibits referred to in, and attached to, this Agreement are incorporated herein by this reference and are identified below:

             Exhibit A              Replacement Promissory Note
             Exhibit B              Not Used
             Exhibit C              Borrowing Certificate
             Exhibit D              Permitted Filings and Liens
             Exhibit E              Indenture Provisions

      1.3 DEFINITIONS. As used herein, the following terms will have the following meanings:

             "ADA" will mean the Americans with Disabilities Act of 1990.

             "ADJUSTED CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense of Americold and its Subsidiaries, including (i) interest expense attributable to capital leases, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Interest Rate Protection Agreements (including amortization of fees), (vii) preferred stock dividends (other than dividends payable solely in kind) in respect of all preferred stock held by persons other than Americold or a Subsidiary, (viii) interest incurred in connection with investments in discontinued operations and (ix) interest actually paid by Americold or any of its Subsidiaries under any guarantee of Indebtedness or any other obligation of any other person.

             "ADJUSTED CONSOLIDATED NET INCOME" means, for any period, the net income (or net loss) of Americold and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that there shall not be included in such Adjusted Consolidated Net Income:

                  (i)   any net income of any person if such
      person is not a Subsidiary, except that (A) Americold's or any Subsidiary's equity in the net income of any such person for such period shall be included in such Adjusted Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to Americold or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (iii) below) and
      (B) Americold's or any Subsidiary's equity in a net loss of any such person for such period shall be included in determining such Adjusted Consolidated Net Income;

                  (ii)  any net income of any person acquired
      by Americold or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

                  (iii)  any net income of any Subsidiary if
      such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to Americold, except that (A) Americold's equity in the net income of any such Subsidiary for such period shall be included in such Adjusted Consolidated Net Income up to the aggregate amount of cash actually distributed by such Subsidiary during such period to Americold or another Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Subsidiary, to the limitation contained in this clause) and (B) Americold's equity in a net loss of any such Subsidiary for such period shall be included in determining such Adjusted Consolidated Net Income;

                  (iv) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of Americold or its Subsidiaries (including pursuant to any sale-and-leaseback arrangement), provided, however, that the exclusion from Adjusted Consolidated Net Income of gains described in this clause (iv) shall not apply to deferred gains resulting from sale-and-leaseback arrangements to the extent that there is an offsetting increase in depreciation expense resulting from the recapitalization of the related property, plant or equipment which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any person;

                  (v)  the cumulative effect of a change in
      accounting principles, including the cumulative effect of the implementation of SFAS 106 by Americold with respect to services rendered by employees in periods prior to its implementation, but excluding any effects of such implementation with respect to services rendered in periods following such implementation, and excluding any one-time or cumulative charges associated with the implementation of SFAS 109;

                  (vi)  the cash effect of the rejection of any
      leases and executory contracts pursuant to the Plan of Reorganization; and

                  (vii)  the cash effect of Americold's
      incurring costs (including but not limited to professional fees) in connection with the Plan of Reorganization in excess of $5,750,000.

             "ADJUSTED EBITDA" means, for any period, Adjusted Consolidated Net Income plus (to the extent deducted in calculating Adjusted Consolidated Net Income) Adjusted Consolidated Interest Expense, income taxes, depreciation expenses, amortization expense, non-cash write-offs of deferred financing costs and non-cash deductions for contributions to the ESOP (but without giving effect to any extraordinary gain or loss) for such period.

             "AFFILIATE" will mean, with respect to any Person,
(i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such speci-fied Person or (ii) any other Person who is a director, executive officer, or general partner (a) of such specified Person, (b) of any Subsidiary of such specified Person, or (c) of any Person described in clause (i) above. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; and the terms "control" and "controlled" have meanings correlative to the foregoing; PROVIDED, HOWEVER, that a Person shall not be deemed to be an Affiliate of another Person solely as a result of a warehouse management contract entered into between such Persons in the ordinary course of business.

             "AGREEMENT" will mean this Second Amended and Restated Credit Agreement as the same may hereafter be modified, supplemented, amended, or restated.

             "AMERICOLD" will have the meaning set forth in the recitals.

             "ASC" will mean Americold Services Corporation, a
Delaware corporation and a wholly owned subsidiary of Americold.

             "AVAILABLE CASH FLOW" for the most recent four-quarter period ended prior to the date on which a determination is being made, shall mean Adjusted EBITDA minus (i) cash income taxes paid or payable during such period and (ii) the amount of capital expenditures (other than any non-cash capital expenditures and expenditures for the acquisition of assets or property using net proceeds of the First Mortgage Bonds, Series B, Due 2005) of Americold and its Subsidiaries during such period.

             "BANKRUPTCY CODE" will have the meaning provided in
Section 10.5.

             "BORROWING BASE" will mean (a) 85 percent of Eligible Accounts plus (b) 70 percent of the value of each Mortgaged Property as determined by U. S. Bank in its reasonable discretion, based upon a current MAI appraisal of the Mortgaged Property prepared by an MAI appraiser selected by U. S. Bank and prepared in accordance with applicable rules and regulations under the Financial Institutions Reform, Recovery, and
Enforcement Act of 1989.

             "BORROWING CERTIFICATE" will mean a certificate in the form attached as Exhibit C with all informational spaces thereon completed and bearing the original manual signature of Americold's Chief Financial Officer, Treasurer, or other officer or employee authorized by Americold's President, Chief Executive Officer, or Vice President, to sign such certificate.

             "BUSINESS DAY" will mean (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday, and any day that will be a legal holiday in the City of Portland, Oregon, or a day on which banking institutions are authorized by law or other government actions to close and
(b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in the New York interbank eurodollar market.

             "CLOSING DATE" will mean the date on which the initial Loan(s) were made under the Credit Agreement.

             "CODE" will mean the Internal Revenue Code of 1986, as amended, or any successor thereto.

             "COLLATERAL" will mean the assets of Americold and its Subsidiaries subject to the Liens created by the Security
Agreement and the Mortgage.

             "COMMITMENT" will mean $27,500,000, as reduced pursuant to Section 2.12.

             "CONSOLIDATED INDEBTEDNESS" will mean the Indebtedness of Americold and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

             "CREDIT DOCUMENTS" will mean this Agreement, the Note, the Mortgage, and the Security Agreement, as each may be modified, supplemented, amended, or restated from time to time.

             "DEFAULT" will mean any event, act, or condition that with notice or lapse of time, or both, would constitute an Event of Default.

             "DRAWING" will have the meaning provided in
Section 3.4(a).

             "EBITDA" for any period will mean the consolidated net income of Americold and its Subsidiaries, before interest expense, income taxes, depreciation, amortization, operating lease and rental expense, and noncash ESOP contributions, and without giving effect to gains from sales of assets (other than sales of inventory in the ordinary course of business), for such period (taken as one accounting period).

             "EFFECTIVE DATE" means the date when the conditions set forth in Section 6.1 have been satisfied.

             "ELIGIBLE ACCOUNTS" will mean each and every account (as defined in the Oregon Uniform Commercial Code) of Americold and its Subsidiaries except those (a) under which payment is not received within 90 days after date of invoice, (b) as to which the account debtor has asserted or has cause to assert a right of return, offset, deduction, credit, defense, or counterclaim of any nature whatsoever, (c) which are owed by an account debtor who is an Affiliate or employee of Americold or who does not meet reasonable credit standards approved by U.S. Bank, (d) which are not enforceable by judicial proceedings within the United States unless supported by a letter of credit in form reasonably acceptable to U.S. Bank issued by a financial institution acceptable to U.S. Bank, or is otherwise acceptable, by guaranty or otherwise, to U.S. Bank, or (e) which are service charges, cash sales, COD billings, billings for retainage, or so-called "progress billings." Accounts will not be deemed Eligible Accounts if more than 25 percent of an account debtor's account is unpaid for more than 90 days past the invoice date or if U.S. Bank in its reasonable judgment determines that such account debtor's account is not an Eligible Account. At the discretion of U.S. Bank (but with notice to Americold of U.S. Bank's determination), accounts for any single debtor other than H.J. Heinz Company and any of its subsidiaries may be excluded to the extent they exceed either $1,000,000 or 10 percent of total Eligible Accounts.

             "ERISA" will mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto, or substituted therefor.

             "ERISA AFFILIATE" will mean any person (as defined in Section 3(9) of ERISA) (including each trade or business (whether or not incorporated)) which together with Americold or any Subsidiary would be deemed to be a "single employer" or a member of the same "controlled group" of "contributing sponsors" within the meaning of Section 4001 of ERISA.

             "ESOP" will mean an unleveraged employee stock owner-ship plan established by Americold designed to invest primarily in Americold's capital stock.

             "EURODOLLAR LOAN" will mean any Loan bearing interest at the rates provided in Section 2.8(b).

             "EURODOLLAR RATE" will mean (a) the offered quotation by first-class banks in the interbank eurodollar market to U.S. Bank for U.S. dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan with maturities comparable to the Interest Period applicable to such Eurodollar Loan as of 10 a.m. (London time) on the date which is two Business Days prior to the commencement of such Interest Period, divided (and rounded off to the nearest 1/100 of 1 percent) by (b) a percentage equal to 100 percent minus the then stated maximum rate of all reserve requirements (including without limitation any marginal, emergency, supple-mental, special or other reserves required by applicable law) applicable to U.S. Bank in respect of eurocurrency funding or liabilities.

             "EVENT OF DEFAULT" will have the meaning provided in
Article 10.

             "FIRST MORTGAGE BONDS" will mean the mortgage bonds issued under a certain Amended and Restated Indenture dated as of March 9, 1993, between Americold and Shawmut Bank Connecticut, National Association, as trustee, as amended, and shall include both Series A and B Bonds provided that no amendment shall impair the Collateral granted pursuant to the Security Agreement.

             "FIXED CHARGES" for any period means, with respect to Americold and its Subsidiaries, (a) the consolidated interest expense (excluding consolidated interest expense attributable to original issue discount amortization) of Americold and its Subsidiaries for such period (calculated without regard to any limitation on the payment thereof); (b) all obligations with respect to operating leases of any property (whether real, personal, or mixed) which is not a capital lease, net of any rent received with respect to such operating leases; (c) rental payments with respect to capital leases which reduce the obligations with respect to capital leases properly classified as liabilities on the consolidated balance sheet of Americold and its Subsidiaries in conformity with generally accepted accounting principles; (d) cash taxes payable on consolidated net income for such period; and (e) the principal payments on all Indebtedness of Americold and its Subsidiaries which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly renewable or extendable at the option of the debtor to a date more than one year (including an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from the date of the creation thereof, but (f) excluding Indebtedness incurred hereunder.

             "INDEBTEDNESS" of any Person will mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services;
(b) except to the extent supporting Indebtedness of such Person (but no other indebtedness) of the type described in clause (a) above, the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder; (c) all liabilities secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed; (d) the total amounts required to be capitalized under leases; (e) all contingent obligations of such Person; and (f) unfunded pension liability carried on the financial statements as of the Closing Date.

             "INTEREST PERIOD" will have the meaning provided in
Section 2.9.

             "LETTER OF CREDIT" will mean each Letter of Credit issued pursuant to Section 3.1(a).

             "LETTER(S) OF CREDIT OUTSTANDING" will mean the sum of
(a) the aggregate Stated Amount of all outstanding Letters of Credit plus (b) the aggregate principal amount of all Unpaid
Drawings.

             "LIEN" will mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same effect as any of the foregoing).

             "LOAN" will have the meaning provided in Section 2.1.

             "MARGIN STOCK" will have the meaning provided such term in Regulation U of the Board of Governors of the Federal
Reserve System.

             "MORTGAGE" will mean each of the mortgages or deeds of trust on a Mortgaged Property in a form satisfactory to U.S. Bank and Americold (which mortgages or deeds of trust will include ADA and environmental indemnity provisions and will be accompanied by standard bank forms of environmental and ADA questionnaires and indemnity agreements), granted to U.S. Bank by Americold pursuant to Section 8.12.

             "MORTGAGED PROPERTY" will mean a property acceptable to U.S. Bank which becomes subject to a Mortgage.

             "NET CASH" of Americold and its Subsidiaries on a consolidated basis, as of any date, shall mean the amount shown on the consolidated balance sheet of Americold and its Subsidiaries as cash as of such date (but not including cash held in accounts or deposits that are subject to any restriction which precludes the use of such cash for payment of Adjusted Consolidated Interest Expense and principal due on Americold's Indebtedness), computed in accordance with generally accepted accounting principles, minus the amount of Obligations outstanding on such date under this Agreement (or any Obligations issued in any refinancing, refunding, replacement, extension or restructuring thereof), other than any Obligations representing undrawn amounts under Letters of Credit (or any Obligations issued in any refinancing, refunding, replacement, extension or restructuring thereof) not in excess of $10,000,000 in the aggregate; provided, however, that Net Cash shall not be less than zero.

             "NET WORTH" of Americold will mean at any time the sum of (a) stockholder's equity plus (b) Subordinated Debt.

             "NOTE" will have the meaning provided in
Section 2.5(a)

             "NOTICE OF LOAN" will have the meaning provided in
Section 2.3.

             "NOTICE OF CONVERSION" will have the meaning provided in Section 2.6.

             "OBLIGATIONS" will mean all amounts owing to U.S. Bank pursuant to the Credit Documents.

             "OFFICE" will mean the office of U.S. Bank located at 555 S.W. Oak Street, Portland, Oregon 97204, or such other office as U.S. Bank may hereafter designate in writing as such to the other parties hereto.

             "PBGC" will mean the Pension Benefit Guaranty Corpora-tion established under ERISA, or any successor thereto.

             "PERSON" will mean and include any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise, or any government or political subdivision or agency, department, or instrumentality thereof.

             "PLAN" will mean any multiemployer plan or single-employer plan, as defined in Section 4001 and subject to Title IV of ERISA, which is maintained for employees of Americold or by a Subsidiary or an ERISA Affiliate.

             "PLAN OF REORGANIZATION" will mean the Plan of Reorganization proposed by Americold in the Chapter 11 proceeding initiated by Americold in the United States Bankruptcy Court for the District of Oregon on May 9, 1995.

             "PREDECESSOR PLAN" will mean any multiemployer plan or single-employer plan as defined in Section 4001 and subject to Title IV of ERISA, which was maintained for employees of any members of the controlled group of employers with or of which Americold or a Subsidiary is or was a member.

             "PRIME RATE" will mean the rate which U.S. Bank announces from time to time as its prime rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. U.S. Bank may make commercial loans or other loans at rates of interest at, above, or below the Prime Rate.

             "PRIME RATE LOAN" will mean any Loan bearing interest at the rates provided in Section 2.8(a).

             "PRO FORMA DEBT SERVICE," for any period, shall mean the sum of (i) Adjusted Consolidated Interest Expense (excluding any non-cash items included in Adjusted Consolidated Interest Expense to the extent no current liability exists with respect thereto) that would be payable during such period by Americold and its Subsidiaries assuming (x) that all Indebtedness outstanding on the last day of the quarter prior to the period for which the determination is being made was outstanding throughout such period (other than scheduled payments of principal to the extent included in clause (ii) hereof), and
(y) that, with respect to any floating rate or other Indebtedness, the interest rate in effect on the date of such determination was in effect throughout such period, but giving effect to any scheduled increase or decrease in interest rate that is ascertainable on the date of determination, and (ii) the amount of principal payments payable during such period (and any interest payable during such period on such principal amounts to the extent not included in clause (i) hereof) on all Indebtedness of Americold and its Subsidiaries, in each case consolidated in accordance with generally accepted accounting principles.

             "PROPERTY" will have the meaning set forth in
Section 8.12.

             "QUARTERLY PAYMENT DATE" will mean the last day of each May, August, November, and February.

             "REGULATION D" will mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirement.

             "REPORTABLE EVENT" will mean an event described in
Section 4043(b) of ERISA (with respect to which the 30-day notice requirement has not been waived by the PBGC).

             "SEC" shall have the meaning provided in
Section 8.1(g).

             "SECURITY AGREEMENT" will mean the Security Agreement between Americold and U.S. Bank dated July 2, 1987, as amended February 3, 1993, to, inter alia, add ASC as a party as the same has been or may hereafter be amended, modified, supplemented or restated from time to time, and the Pledge Agreement between Americold and U.S. Bank dated February 28, 1989, as the same may be amended, modified, supplemented or restated from time to time.

             "STATED AMOUNT" of each Letter of Credit will mean the maximum amount available to be drawn thereunder.

             "SUBORDINATED DEBT" AND "SUBORDINATED DEBENTURES" will mean Americold's 15% Senior Subordinated Debentures due 2007.

             "SUBSIDIARY" of any Person will mean and include
(a) any corporation more than 50 percent of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person, directly through Subsidiaries, has more than a 50 percent equity interest at the time.

             "TERMINATION DATE" will mean February 28, 1999.

             "TYPE" will mean any type of Loan determined with respect to the interest option applicable thereto, i.e., whether a Prime Rate Loan or a Eurodollar Loan.

             "UNPAID DRAWING" will have the meaning provided in
Section 3.4(a).

             "U.S. BANK" will mean United States National Bank of
Oregon, a national banking association, its successors and assigns.

                                   ARTICLE 2
                          AMOUNT AND TERMS OF CREDIT

      2.1 LOANS. Subject to and upon the terms and conditions herein set forth, U.S. Bank agrees to make a loan or loans (each a "Loan" and collectively the "Loans") to Americold from time to time on or after the Closing Date and prior to the Termination Date, which Loans (a) will, at the option of Americold, be either Prime Rate Loans or Eurodollar Loans, or any combination thereof, and (b) may be repaid and, subject to the terms and conditions specified herein, may be reborrowed in accordance with the provisions hereof. The sum of all outstanding Loans plus all Letter(s) of Credit Outstanding shall not exceed at any time the lesser of (i) the Commitment or (ii) the Borrowing Base. If at any time the limitation in the foregoing sentence is exceeded, Americold shall promptly pay the amount necessary to reduce the sum of outstanding Loans and Letter(s) of Credit Outstanding to the lesser of the Commitment or the Borrowing Base.

      2.2 MINIMUM AMOUNT OF EACH LOAN. The aggregate principal amount of each Loan will be not less than $1,000,000 in the case of Eurodollar Loans and $25,000 in the case of Prime Rate Loans.

      2.3 NOTICE OF LOAN. Whenever Americold desires to obtain a Loan hereunder, it will give U.S. Bank written or telephonic notice (confirmed in writing) prior to noon (Portland, Oregon, time) on the desired day of each Prime Rate Loan and at least three Business Days' prior written or telephonic notice
(confirmed in writing) of each Eurodollar Loan. Each such notice (each a "Notice of Loan") will specify the aggregate principal amount of the Loans to be made, the date of such Loans (which will be a Business Day), and whether such Loans will consist of Prime Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto. U.S. Bank will, upon determining the Eurodollar Rate, if applicable, for any Interest Period, promptly notify Americold thereof.

      2.4 DISBURSEMENT OF FUNDS. On the date specified in each Notice of Loan, U.S. Bank will make available to Americold each Loan requested to be made on such date. All such amounts will be made available in U.S. dollars and immediately available funds.

      2.5    NOTE.

             (a) Americold's obligation to pay the principal of, and interest on, all the Loans made will be evidenced by a promissory note (the "Note") duly executed and delivered by Americold substantially in the form of Exhibit A hereto with blanks appropriately completed in conformity herewith. The Note will (i) be payable to the order of U.S. Bank and be dated the Effective Date, (ii) be in the stated principal amount equal to the Commitment and be payable in the principal amount of the Loans made by U.S. Bank, (iii) mature on the Termination Date,
(iv) bear interest as provided in the appropriate clause of
Section 2.8 in respect of the Prime Rate Loans and the Eurodollar Loans, as the case may be, evidenced thereby, (v) be subject to prepayment as provided in Article 5, and (vi) be entitled to the benefits of this Agreement, the Mortgage, and the Security Agreement.

             (b) U.S. Bank will record on its internal records the amount of each Loan made by it and each payment and each conver-sion in respect thereof and will, prior to any transfer of the Note, endorse on the reverse side thereof the outstanding princi-pal amount of Loans evidenced thereby. Failure to make any such notation will not affect Americold's obligations in respect of such Loans.

             (c) Although the Note will be dated as of the Effective Date, interest in respect thereof will be payable only for the periods during which Loans are outstanding thereunder.
In addition, although the stated amount of the Note will be equal to the Commitment, the Note will be enforceable with respect to Americold's obligation to pay the principal thereof only to the extent of the unpaid principal amount of the Loans outstanding thereunder at the time such enforcement will be sought.

      2.6 CONVERSIONS. Americold will have the option to convert on any Business Day all or a portion of the outstanding principal amount of the Loans from one Type of Loan into the other Type, PROVIDED that (a) except as otherwise provided in
Section 2.10(b) or 2.11, Eurodollar Loans may be converted only on the last day of an Interest Period applicable thereto and no such partial conversion of Eurodollar Loans will reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Loan to less than $1,000,000, (b) if a Default or Event of Default is then in existence, Eurodollar Loans may only be converted into Prime Rate Loans, and (c) Prime Rate Loans may be converted into Eurodollar Loans only if no Default or Event of Default is then in existence. Each such conversion will be effected by Americold by giving U.S. Bank written or telephone notice (confirmed in writing) prior to noon (Portland, Oregon, time) of the date of the desired conversion if the conversion is into Prime Rate Loans and at least three Business Days' prior written or telephonic notice (confirmed in writing) if the conversion is into Eurodollar Loans (a "Notice of Conversion") specifying the Loans to be so converted and if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. Upon any such conversion, the proceeds thereof will be applied directly on the date of such conversion to repay the outstanding principal amount of the Loans being converted.

      2.7    [SECTION OMITTED]

      2.8    INTEREST RATES, PAYMENT DATE.

             (a) Americold agrees to pay interest in respect of the unpaid principal amount of each Prime Rate Loan from the date of the respective Prime Rate Loan at a rate per annum which will be
(i) 1 percent in excess of the Prime Rate in effect from time to time (ii) adjusted prospectively as of the 91st day after the close of each fiscal year of Americold and the 46th day after the close of each fiscal quarter of Americold, by adding or subtracting the applicable adjustment factor set forth below computed as of the end of the respective fiscal quarter or year:

      FIXED CHARGE COVERAGE RATIO         ADJUSTMENT
                                            FACTOR

      1.19 or less                          +.25%

      Above 1.19 through 1.50                   0%

      Above 1.50 through 1.75               -.25%

      Above 1.75 through 2.00               -.50%

      Above 2.00 through 2.25               -.75%

      Above 2.25                           -1.00%

For the purposes of this subsection 2.8(a) the term "Fixed Charge
Coverage Ratio" shall mean the ratio of (x) EBITDA plus cash on hand to (y) Fixed Charges.

             (b) Americold agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of the respective Eurodollar Loan at a rate per annum which will be
(i) 2 percent in excess of the relevant Eurodollar Rate
(ii) adjusted prospectively, as of the 91st day after the close of each fiscal year of Americold and the 46th day after the close of each fiscal quarter of Americold, by adding or subtracting the applicable adjustment factor computed as of the end of the respective fiscal quarter or year from the table set forth in
Section 2.8(a), above.

             (c) Overdue principal, and, to the extent permitted by law, all overdue interest in respect of each Loan will, notwith-standing anything to the contrary contained in Section 2.8(a) or
(b), bear interest at a rate per annum equal to 2 percent per annum in excess of the Prime Rate in effect from time to time, PROVIDED that during any period principal or interest is overdue (whether by acceleration or otherwise), (x) no Eurodollar Loan will at any time during an Interest Period applicable thereto bear interest at a rate per annum less than 1 percent in excess of the rate of interest which would otherwise be applicable thereto pursuant to Section 2.8(b), and (y) no Loan will bear interest after maturity at a rate per annum less than 1 percent in excess of the rate of interest applicable thereto at maturity.

             (d) Interest will accrue from and including the date of any Loan to but excluding the date of any repayment thereof (and the date of interest payment thereon) and will be payable
(i) in respect of each Prime Rate Loan, quarterly in arrears on each Quarterly Payment Date, and (ii) in respect of each Eurodollar Loan, quarterly in arrears on each Quarterly Payment Date and on the last day of each Interest Period applicable to such Loan, and (iii) in the case of all Loans, on any prepayment or conversion (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

             (e) All computations of interest will be calculated on the actual number of days elapsed over a year of 360 days.

      2.9 INTEREST PERIODS. Upon advance notice by Americold in accordance with Section 2.3 (in the case of Loans) or Section 2.6 (in the case of conversions), Americold will have the right to elect by giving U.S. Bank written notice (or telephonic notice confirmed in writing) the interest period (each an "Interest Period") applicable to each Eurodollar Loan, which Interest
Period will, at the option of Americold, be a one-, two-, three-, or six-month period, PROVIDED that:

             (a) the initial Interest Period for any Eurodollar Loan will commence on the date of such Loan (including the date of any conversion from a Prime Rate or other Type Loan) and each Interest Period occurring thereafter in respect of such Loan will commence on the day on which the next preceding Interest Period expires;

             (b) for any Eurodollar Loan, if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, PROVIDED that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period will expire on the next preceding Business Day; and

             (c) no Interest Period will extend beyond the Termina-tion Date.

If upon the expiration of any Interest Period, Americold has failed to elect a new Interest Period to be applicable to the respective Eurodollar Loans as provided above, Americold will be deemed to have elected to convert such Eurodollar Loans, as the case may be, into Prime Rate Loans effective as of the expiration date of such current Interest Period.

      2.10  INCREASED COSTS, ILLEGALITY, ETC.

             (a) In the event that U.S. Bank will have determined (which determination will, absent manifest error, be final and conclusive and binding upon all parties but, with respect to the following clause (i), will be made only after consultation with Americold):

             (i) on any date for determining the Eurodollar Rate for any Interest Period applicable to any of its Eurodollar Loans, that by reason of any changes arising after the date of this Agreement affecting the interbank eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

             (ii) at any time, that the relevant Eurodollar Rate applicable to any of its Eurodollar Loans will not represent the effective pricing to U.S. Bank for funding or maintaining a Eurodollar Loan because of any change since the date of this Agreement (x) in any applicable law or governmental rule, regulation, guideline, or order (or any interpretation thereof and including the introduction of any new law or governmental rule, regulation, guideline, or order) (such as, for example, but not limited to a change in official reserve requirements, but, in all events, excluding reserves to the extent included in the computation of the Eurodollar Rate) and/or (y) other circumstances affecting U.S. Bank or the interbank eurodollar market or the position of U.S. Bank in such market; or

             (iii) at any time, that the making or continuance by U.S. Bank of any Eurodollar Loan has become unlawful by compliance by it in good faith with any law, governmental rule, regulation, guideline, or order, or has become impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank eurodollar market;

then, and in any such event, U.S. Bank will, promptly after making or learning of such determination, give notice (by tele-phone confirmed in writing) to Americold of such determination. Thereafter (x) in the case of clauses (i) and (ii), Americold will pay to U.S. Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as U.S. Bank will reasonably determine) as will be required to cause U.S. Bank to receive interest with respect to its affected Eurodollar Loan at a rate per annum which will maintain the margin (adjusted as set forth in Section 2.8(b)) in excess of the effective pricing to U.S. Bank to make or maintain such Eurodollar Loan (a written notice as to additional amounts owed U.S. Bank, showing the basis for the calculation thereof, submitted to Americold by U.S. Bank will, absent manifest error, be final and conclusive and binding upon all of the parties hereto) and (y) in the case of clause (iii), Americold will take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

             (b) At any time that any of its Eurodollar Loans are affected by the circumstances described in Section 2.10(a), Americold may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a) (iii) will) either (x) if the affected Eurodollar Loan is then being made pursuant to a Loan or a conversion, (i) cancel said Loan or conversion or (ii) require U.S. Bank to make the requested Loan as, or maintain its outstanding Loan being converted as, a Prime Rate Loan, in either cab by giving U.S. Bank telephonic notice (confirmed in writing) thereof on the same date that Americold was notified by U.S. Bank pursuant to Section 2.10(a), or (y) if the affected Eurodollar Loan or Loans are then outstanding, upon at least one Business Day's telephonic notice (confirmed in writing) to U.S. Bank, require U.S. Bank to convert each Eurodollar Loan so affected into a Prime Rate Loan.

      2.11 COMPENSATION. Unless already included in the applicable Eurodollar Rate by virtue of clause (b) of the defini-tion of Eurodollar Rate, Americold will compensate U.S. Bank, upon U.S. Bank's written request (which request will set forth the basis for requesting such amounts), for (a) all costs incurred, losses suffered, or payments made by U.S. Bank which are applied or allocated to U.S. Bank by reason of any and all present or future reserves, deposits, or similar requirements (whether or not such reserves or deposits are match-funded by U.S. Bank) imposed by Regulation D in connection with any Eurodollar Rate Loan; and (b) all reasonable losses, expenses, and liabilities (including, without limitation, any interest paid by U.S. Bank to lenders of funds borrowed by it to make or carry its Eurodollar Loan to the extent not recovered by U.S. Bank in connection with the re-employment of such funds), which U.S. Bank may sustain: (i) if for any reason attributable to Americold a Eurodollar Loan does not occur on a date specified therefor in a Notice of Loan or Notice of Conversion (whether or not withdrawn), (ii) if any repayment or conversion of any of its Eurodollar Loans occurs, whether by voluntary prepayment (which shall be allowed hereunder), acceleration, or any requirements of this Agreement, on a date which is not the last day of an Interest Period applicable thereto, (iii) if any prepayment or conversion of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment or Notice of Conversion given by Americold, or (iv) as a consequence of (x) any default by Americold in repaying its Loans or any other amounts owing hereunder when required by the terms of this Agreement or (y) to the extent not covered by the preceding clauses, an election made or action taken by Americold pursuant to Section 2.10(b).

      2.12 VOLUNTARY REDUCTION OF COMMITMENTS. Upon at least three Business Days' prior written or telephonic notice (confirmed in writing) to U.S. Bank, Americold will have the right, without premium or penalty, to terminate the unutilized portion of the Commitment, in part or in whole, provided that any partial reduction pursuant to this Section 2.12 will be in the amount of at least $1,000,000, and provided further that no reduction may be made below an amount equal to the sum of Loans and Letters of Credit Outstanding.

ARTICLE 3
                               LETTERS OF CREDIT

      3.1    LETTERS OF CREDIT.

             (a) Subject to and upon the terms and conditions herein set forth, U.S. Bank will issue, upon written request of Americold, at any time and from time to time on or after the Closing Date and prior to the Termination Date, for the account of Americold and for the benefit of any holder of payment obliga-tions of Americold or any Subsidiary, one or more irrevocable letters of credit which will not exceed $10,000,000 in the aggre-gate at any time in such form as may be approved by U.S. Bank in support of said payment obligations (each a "Letter of Credit").

             (b) Notwithstanding the foregoing, (i) no Letter of Credit will be issued the Stated Amount of which, when added to the sum of the aggregate principal amount of all Loans and Letters of Credit Outstanding, at such time, would exceed the lesser of the Commitment or the Borrowing Base and (ii) each Letter of Credit will by its terms terminate on or before the Termination Date.

      3.2    MINIMUM STATED AMOUNT.  The Stated Amount of each
Letter of Credit will be not less than $25,000.

      3.3 LETTER OF CREDIT REQUESTS. Whenever Americold desires that a Letter of Credit be issued after the Closing Date for its account, Americold will give U.S. Bank at least five Business
Days' written notice thereof specifying the beneficiary of the requested Letter of Credit, the term thereof, and the conditions upon which payments will be required to be made thereunder.

      3.4    AGREEMENT TO REPAY LETTER OF CREDIT DRAWINGS.

             (a) Americold hereby agrees to reimburse U.S. Bank, by making payment in immediately available funds at its Office, for any payment or disbursement made by U.S. Bank under any Letter of Credit (each such amount, so paid or disbursed until reimbursed, an "Unpaid Drawing") immediately after such payment or disburse-ment (provided notice is given to Americold by noon (Portland, Oregon, time), on the date of such payment or disbursement, otherwise, on the next Business Day) with interest on the amount so paid or disbursed by U.S. Bank, to the extent not reimbursed (including a reimbursement pursuant to a Loan made in accordance with the last sentence of this Section 3.4(a)) prior to noon (Portland, Oregon, time) on the date of such payment or disburse-ment, from and including the date paid or disbursed to but not including the date U.S. Bank was reimbursed therefor at a rate per annum which will be 1.5 percent (2.5 percent after the third day following such Drawing) in excess of the Prime Rate in effect from time to time, such interest also to be payable on demand.
At any time after a drawing under a Letter of Credit (each a "Drawing") is made, US. Bank may, automatically and without notice but subject to the satisfaction of the conditions speci-fied in Article 6, make a Prime Rate Loan in the amount of such Drawing (to the extent such Loan is then permitted to be out-standing pursuant to Section 2.1 and Section 3.1(a)), the proceeds of which will be applied directly by U.S. Bank to reimburse such Drawing.

             (b) Americold's obligations under this Section 3.4 to reimburse U.S. Bank with respect to Unpaid Drawings (including, in each case, interest thereon) will be absolute and uncondi-tional under any and all circumstances and irrespective of any setoff, counterclaim, or defense to payment which Americold may have or have had against U.S. Bank, including, without limita-tion, any defense based upon the failure of any Drawing to conform to the terms of the Letter of Credit or any nonapplica-tion or misapplication by the beneficiary of the proceeds of such Drawing, PROVIDED, that Americold will not be obligated to reimburse U.S. Bank for any wrongful payment made by U.S. Bank under a Letter of Credit as a result of acts or omissions consti-tuting willful misconduct or gross negligence on the part of U.S. Bank.

      3.5 INCREASED COSTS. If at any time after the date hereof, the introduction of any change in applicable law, rule, or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by U.S. Bank with any request or directive by any such authority (whether or not having the force of law) will either (i) impose, modify, or make applicable any reserve, deposit, capital adequacy requirement, or similar requirement against Letters of Credit issued by U.S. Bank, or (ii) will impose on U.S. Bank any other conditions affecting this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to U.S. Bank of issuing, maintaining, or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by U.S. Bank hereunder, then, upon demand (which demand will be given by U.S. Bank promptly after it determines such increased cost or reduction is applicable to Letters of Credit issued hereunder) to Americold by U.S. Bank, Americold will pay to U.S. Bank such additional amount or amounts as will compensate U.S. Bank for such increased cost or reduction. A certificate submitted to Americold by U.S. Bank setting forth the basis for the determina-tion of such additional amount or amounts necessary to compensate U.S. Bank as aforesaid will, absent manifest error, be conclusive and binding on Americold.

                                   ARTICLE 4
                                     FEES

      4.1    FEES.

             (a) On the Effective Date, Americold agrees to pay U.S. Bank a non-refundable commitment fee in the sum of $275,000. U.S. Bank will credit against such sum all facility fees paid by Americold under Section 4.1(a) of the First Amended and Restated Credit Agreement for the period after February 28, 1995.

             (b) Americold also agrees to pay U.S. Bank a commit-ment fee for the period from the Closing Date to and including the Termination Date, computed at a rate equal to .375 percent per annum on the daily average unutilized Commitment. This accrued fee will be due and payable in arrears on each Quarterly Payment Date and on the Termination Date.

             (c) Americold also agrees to pay to U.S. Bank a fee in respect to each Letter of Credit issued by U.S. Bank ("Letter of Credit Fee") equal to 1.5 percent per annum of the Stated Amount of such Letter of Credit. The Letter of Credit Fee will be due and payable upon the issuance or extension of such Letter of Credit.

             (d) All computations of fees hereunder will be calcu-lated on the actual number of days elapsed over a year of 360 days.


                                   ARTICLE 5
                                   PAYMENTS

      5.1 VOLUNTARY PREPAYMENTS. Americold will have the right to prepay the Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions:

             (a) Prime Rate Loans may be prepaid without notice, in any amount. In the case of a prepayment of Eurodollar Loans, Americold will give U.S. Bank at least three Business Days' prior written or telephonic notice (confirmed in writing) of its intent to prepay the Loans, the amount of such prepayment, and the specific Loan pursuant to which made;

             (b) each partial prepayment of Eurodollar Loans will be in an aggregate principal amount of at least $500,000, PROVIDED that no partial prepayment of Eurodollar Loans made pursuant to a single Loan will reduce the outstanding Loans to an amount less than $1,000,000; and

             (c) except as provided in Sections 2.10 and 2.11, prepayments of Eurodollar Loans made pursuant to this Section 5.1 may only be made on the last day of an Interest Period applicable thereto.

      5.2 METHOD AND PLACE OF PAYMENT. Except as otherwise specifically provided herein, (a) all payments of interest, principal, and fees under this Agreement will be made to U.S. Bank not later than noon (Portland, Oregon, time) on the date when due and will be made in lawful money of the United States of America in immediately available funds at the Office of U.S. Bank and (b) whenever any payment to be made hereunder or under the Note will be stated to be due on a day which is not a Business Day, the due date thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest will be payable at the applicable rate during such extension.

      5.3 NET PAYMENTS. All payments made by Americold hereunder will be made without setoff, counterclaim, or other defense (except repayment).

                                   ARTICLE 6
                             CONDITIONS OF LENDING

      6.1 CONDITIONS PRECEDENT TO EFFECTIVENESS. This Agreement shall not be effective until the following conditions shall have been satisfied:

             (a) EFFECTIVENESS OF PLAN OF REORGANIZATION. The Plan of Reorganization shall have become effective according to its terms, including but not limited to the expiration of any appeal period with respect to the confirmation order.

             (b) EXECUTION OF CREDIT DOCUMENTS. Americold will have executed and delivered to U.S. Bank (i) counterparts of this Agreement in such number as are requested by U.S. Bank, (ii) the Note, and (iii) a Borrowing Certificate.

             (c) NO DEFAULT; REPRESENTATIONS AND WARRANTIES. There will exist no Default or Event of Default and all representations and warranties contained herein and in any other certificate or financial statement (excluding financial projections) delivered in connection herewith will be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date this Agreement becomes effective.

             (d) OFFICER'S CERTIFICATE. U.S. Bank will have received a certificate signed by the President or any Vice President of Americold stating that the conditions set forth in Sections 6.1(a), 6.1(c), and 6.1(i) have been satisfied as of such date.

             (e) OPINIONS OF COUNSEL. U.S. Bank will have received an opinion addressed to U.S. Bank and dated the Effective Date, from counsel to Americold, which opinion will be in form and substance satisfactory to U.S. Bank.

             (f) CORPORATE PROCEEDINGS. All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement will be satisfactory in form and substance to U.S. Bank, and U.S. Bank will have received all information and copies of all documents and papers, including records of corporate proceedings and governmental approvals, if any, which U.S. Bank may have reasonably requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

             (g) SECURITY DOCUMENTS; FILINGS. The Security Agreement will be in full force and effect; the Security Agree-ment or financing statements or other instruments with respect thereto, as may be necessary, will have been duly filed or recorded in such manner and in such places as are required by law to establish, perfect, preserve, and protect the liens granted to U.S. Bank pursuant thereto and all taxes, fees, and other charges payable in connection therewith will have been paid in full.

             (h) RECORD SEARCHES. A search, made no more than 30 days prior to the date this Agreement is to become effective, of the Uniform Commercial Code filing offices or other registers in each jurisdiction in which Collateral is located and in each of the other filing or recording places referred to in
Section 6.1(g) will have revealed no filings or recordings in effect with respect to the Collateral except filings and recordings acceptable to U.S. Bank in its sole discretion at the time of such Closing Date and which are listed as such in Exhibit D hereto ("Permitted Filings"), in favor of any Person other than U.S. Bank, and U.S. Bank will have received a copy of the search reports received as a result of such search and acknowledgment copies of the financing statements or other instruments required to be filed or recorded pursuant to
Section 6.1(g) bearing evidence of the recording of such statements or instruments at each of the filing or recording places referred to in Section 6.1(g).

             (i) ADVERSE CHANGE. Since February 28, 1995, there has been no material adverse change in the business, operations, condition (financial or otherwise), or prospects of Americold, or of Americold and its Subsidiaries taken as a whole, except insofar as the filing of Americold's pending Chapter 11 proceeding might be deemed a material adverse change.

             (j) DELIVERY OF DOCUMENTS. Each of the Note, certificates, legal opinions, and other documents and papers referred to in this Article 6, unless otherwise specified, will be delivered to U.S. Bank and will be, along with all matters relating to this Agreement and the Loans, satisfactory in form and substance to U.S. Bank and its counsel.

      6.2 CONDITIONS PRECEDENT TO EACH LOAN AND LETTER OF CREDIT. The obligation of U.S. Bank to make Loans and issue Letters of Credit is subject to the condition that on the date of such Loan or Letter of Credit, the following statements shall be true and correct:

             (a) U.S. Bank shall have received the notice required by Section 2.3;

             (b) The Loan or Letter of Credit will not contravene any provision of law, the articles of incorporation (or the charter) or bylaws, or of any agreement binding upon Americold or its subsidiaries;

             (c) Each and every of the representations and warranties of Americold in this Agreement shall be true and correct in all material respects; and

             (d) No event shall have occurred and be continuing, or would result from such Loan or Letter of Credit, which consti-tutes, or would, with passage of time or giving of notice or both, constitute a Default or Event of Default.

             Americold agrees not to request or accept Loans or Letters of Credit under this Agreement unless the foregoing statements shall be true and correct, and any request for or acceptance by Americold of Loans or Letters of Credit hereunder shall be deemed to constitute Americold's representation that such statements are true and correct on the date the Loans are made or Letters of Credit requested or issued.

                                   ARTICLE 7
REPRESENTATIONS AND WARRANTIES

             In order to induce U.S. Bank to enter into this Agreement and to make the Loans and to issue the Letters of Credit, Americold makes the following representations and warranties as of the Effective Date and as of the date of each subsequent Loan or issuance of a Letter of Credit, which will survive the execution and delivery of this Agreement and the Note, the making of the Loans, and the issuance of the Letters of
Credit:

      7.1 CORPORATE STATUS. Each of Americold and its Subsidi-aries (a) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorpo-ration, (b) has the power and authority to own its property and assets and to transact the business in which it is engaged, and
(c) is duly qualified as a foreign corporation and in good standing in each jurisdiction where the ownership, lease, or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified would not have a material adverse effect on the business, opera-tions, property, condition (financial or otherwise), or immediate prospects of Americold and its Subsidiaries taken as a whole.

      7.2 CORPORATE POWER AND AUTHORITY. Each of Americold and its Subsidiaries has the corporate power to execute, deliver, and carry out the terms and provisions of each of the Credit Docu-ments to which it is party and has taken all necessary corporate action to authorize the execution, delivery, and performance by it of each of the Credit Documents to which it is party. Each of Americold and its Subsidiaries has duly executed and delivered each of the Credit Documents to which it is party, and each of the Credit Documents to which it is party constitutes its legal, valid, and binding obligations enforceable in accordance with its respective terms.

      7.3 NO VIOLATION. Neither the execution, delivery, or performance by Americold or its Subsidiaries of the Credit Docu-ments, nor compliance by them with the terms and provisions thereof, (a) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction, or decree of any court or governmental instrumentality, or (b) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions, or provisions of, or constitute a default under, or, except for the liens in favor of U.S. Bank pursuant to the Mortgages and the Security Agreement, result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Americold or any Subsidiary pursuant to the terms of any indenture, mortgage, deed of trust, agreement, or other instrument to which Americold or any Subsidiary is a party or by which it or any of its property or assets is bound, or (c) will violate any provision of the Certificate of Incorporation or bylaws of Americold or any Subsidiary.

      7.4 LITIGATION. There are no actions, suits, or proceedings pending or, to the best of the knowledge of Americold, threatened with respect to any Credit Document or that are reasonably likely to materially and adversely affect the operations, business, property, assets, condition (financial or otherwise), or immediate prospects of Americold and its Subsidiaries taken as a whole. Americold's pending Chapter 11 proceeding will not be deemed a breach of the representation in this Section 7.4

      7.5    FINANCIAL STATEMENTS; FINANCIAL CONDITION; ETC.

             (a) Americold has delivered to U.S. Bank income projections of Americold and its Subsidiaries for the period ending on February 28, 1996, and each of the first twelve fiscal years to occur thereafter. Such projections represent good faith estimates of Americold of the income of Americold and its Subsidiaries for the periods covered thereby.

             (b) On the Effective Date and after giving effect to all the transactions contemplated hereby, (i) the assets of Americold, at a fair valuation, will exceed its liabilities, including contingent liabilities, (ii) the remaining capital of Americold will not be unreasonably small to conduct its business, and (iii) Americold will not have incurred debts, and will not intend to incur debts, beyond its ability to pay such debts as they mature. For purposes of this Section 7.5(b), "debt" means any liability on a claim, and "claim" means (y) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (z) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

      7.6 USE OF PROCEEDS; MARGIN REGULATIONS. All proceeds of each Loan will be used by Americold (a) to pay amounts payable and expenses incurred hereunder and, (b) for general working capital purposes, including to reimburse Drawings under Letters of Credit. No part of the proceeds of any Loan will be used to make payments of principal on the effective date of the Plan of Reorganization with respect to any Americold Indebtedness. No part of the proceeds of any Loan will be used by Americold to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations G, T, U, or X of the Board of Governors of the
Federal Reserve System.

      7.7 GOVERNMENTAL APPROVALS. No order, consent, approval, license, authorization, or validation of, or filing, recording, or registration with (except as have been obtained or made or will be obtained or made prior to the time required by this Agreement), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with (a) the execution, delivery, and performance of any Credit Document or (b) the legality, validity, binding effect, or enforceability of any Credit Document.

      7.8 SECURITY INTERESTS. The Security Agreement continues, and the Mortgage will (after execution and recording, as required by Section 8.12 of this Agreement) provide, as security for the Obligations, valid and enforceable security interests in and Liens on all of the Collateral, in favor of U.S. Bank, which are perfected and superior to and prior to the rights of all third Persons.

      7.9 TAX RETURNS AND PAYMENTS. Each of Americold and each Subsidiary has filed all tax returns required to be filed by it and has paid all income taxes payable by it which have become due pursuant to such tax returns and all other taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith. Each of Americold and each Subsidiary has paid, or has provided adequate reserves (in the good faith judgment of the management of Americold or such Subsidiary) for the payment of, all federal and state income taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof.

      7.10 COMPLIANCE WITH ERISA. All Plans except any multi-employer plan (as defined in Section 4001(a)(3) of ERISA) are in substantial compliance with ERISA, no Plan is insolvent or in reorganization, no Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of Section 412 of the Code, neither Americold, nor any Subsidiary, nor any ERISA Affiliate has incurred any liability to or on account of a Plan which is a single-employer plan as defined in Section 4001(a)(15) of ERISA pursuant to Sections 4062, 4063, 4064, or a multiemployer plan pursuant to Sections 515, 4201, or 4204 of ERISA which remains unsatisfied, no proceedings have been instituted to terminate any Plan, and no condition exists which presents a material risk to Americold or any Subsidiary of either incurring a liability to or on account of a Plan pursuant to any of the foregoing Sections of ERISA or the Code. Any representation in the immediately preceding sentence with respect to any Plan which is a multi-employer plan (other than a representation with respect to liability under Section 515, 4201 or 4204 of ERISA) will be to the knowledge of Americold. As of the Closing Date, the aggre-gate present value of all accrued benefits of all Plans which were single-employer plans did not exceed the aggregate current value of all assets of such Plans based upon estimated actuarial data which has been provided to Americold by the consulting actuaries of the Plans based upon the most recent actuarial data as of March 1, 1991, by more than $300,000 and there has been no material change in such liability. The aggregate present value of unfunded contingent withdrawal liability under Title IV of ERISA attributable to Americold or any of its Subsidiaries does not exceed $1,500,000 as of the Closing Date, based upon the most recent records with respect to such contingent withdrawal liability presently available to Americold. To the knowledge of Americold, neither Americold nor any Subsidiary of Americold has incurred any liability (including any contingent or secondary liability) to or on account of a Predecessor Plan.

      7.11 INVESTMENT COMPANY ACT. Americold is not an "invest-ment company" within the meaning of the Investment Company Act of 1940, as amended.

      7.12 TRUE AND COMPLETE DISCLOSURE. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Americold in writing to U.S. Bank, for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Americold in writing to U.S. Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

      7.13 SUBSIDIARY. Americold Services Corporation is the only active Subsidiary of Americold. Americold owns 100 percent of the capital stock of such Subsidiary.

      7.14 PATENTS, LICENSES, FRANCHISES AND FORMULAS. Americold and its Subsidiaries own all of the patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises, and formulas, or rights with respect to the foregoing, and have obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its and their businesses, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, would result in a material adverse effect on the business, operations, property, or financial or other conditions of Americold and its Subsidiaries, taken as a whole.

      7.15 LABOR RELATIONS. Neither Americold nor any Subsidiary is engaged in any unfair labor practice that could materially and adversely affect the operations, business, property, assets, condition (financial or otherwise), or immediate prospects of Americold and its Subsidiaries taken as a whole. There is (a) no significant unfair labor practice complaint pending against Americold or any Subsidiary or, to the best knowledge of Americold, threatened against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under collective bargaining agreements is so pending against Americold or any Subsidiary or, to the best knowledge of Americold, threatened against any of them, (b) no significant strike, labor dispute, slowdown, or stoppage pending against Americold or any Subsidiary, or (c) to the best knowledge of Americold, no union representation question existing with respect to the employees of Americold or any Subsidiary and, to the best knowledge of Americold, no union organizing activities are taking place, except (with respect to any matter specified in clause
(a), (b), or (c), either individually or in the aggregate) such as would not materially and adversely affect the operations, business, property, assets, condition (financial or otherwise), or immediate prospects of Americold and its Subsidiaries taken as a whole.

                                   ARTICLE 8
                             AFFIRMATIVE COVENANTS

             Americold covenants and agrees that on and after the Effective Date and until the Commitment and all Letters of Credit have terminated and the Loans, together with interest, fees, and all other obligations incurred hereunder, are paid in full:

      8.1    INFORMATION COVENANTS.  It will furnish to U.S. Bank:

             (a) QUARTERLY REPORTS. Within 45 days after the close of each quarterly accounting period in each fiscal year of Americold, the consolidated balance sheets of Americold and its Subsidiaries as at the end of such quarterly period and the related consolidated statements of income and retained earnings and statements of changes in financial position for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the appropriate periods in the prior fiscal year, all of which will be certified by the Chief Financial Officer or the Treasurer of Americold, subject to year-end audit adjustments.

             (b) ANNUAL REPORTS. Within 90 days after the close of each fiscal year of Americold: (i) the consolidated balance sheets of Americold and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statements of changes in financial position for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year and certified by KPMG Peat Marwick or other independent certified public accountants of recognized national standing reasonably acceptable to U.S. Bank, in each case together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of Americold, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof; and (ii) a written schedule showing names, addresses, and accounts of debtors. No document-or report shall contain a disclaimer of opinion or adverse opinion except such as U.S.
Bank, in its sole discretion, determines to be immaterial.

             (c) MANAGEMENT LETTERS. Promptly after Americold's receipt thereof, a copy of any "management letter" documenting any significant internal control weakness or other significant irregularity noted during any audit that was received by Americold from its certified public accountants.

             (d) BUDGETS AND INTERIM FINANCIAL INFORMATION. By April 30 following the beginning of each fiscal year of Americold, a budget in form satisfactory to U.S. Bank (including monthly budgeted statements of income and annual budgeted sources and uses of cash and balance sheets) prepared by Americold for the three-year period beginning on the first day of such fiscal year for Americold and its Subsidiaries accompanied by the statement of the Chief Financial Officer or the Treasurer of Americold to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the periods covered thereby.

             (e) OFFICER'S CERTIFICATES. At the time of the delivery of the financial statements provided for in
Section 8.1(a) and (b), a certificate of the Chief Financial Officer or the Treasurer of Americold to the effect that, to the best of his knowledge, no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions being taken or proposed to cure the same, which certificate will also set forth the calculations required to establish whether Americold was in compliance with the provisions of Sections 9.9 and 9.11, inclusive, at the end of such fiscal quarter or year, as the case may be.

             (f) NOTICE OF DEFAULT OR LITIGATION. Promptly, and in any event within five Business Days after any executive officer of Americold obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default, (y) any litigation or governmental proceeding pending
(i) against Americold or any Subsidiary which is likely to materially and adversely affect the operations, business, property, assets, condition (financial or otherwise), or prospects of Americold and its Subsidiaries taken as a whole or
(ii) with respect to any Credit Document, and (s) any other event which is likely to materially and adversely affect the financial condition, operations, or prospects of Americold or any Subsidiary.

             (g) OTHER REPORTS AND FILINGS. Promptly, copies of all financial information, proxy materials, and other information and reports, if any, (i) which Americold or any Subsidiary will file with the Securities and Exchange Commission or any govern-mental agencies substituted therefor (the "SEC"), or (ii) which Americold or any Subsidiary will deliver to the trustee or the holders of the First Mortgage Bonds or the Subordinated Debentures.

             (h) MONTHLY REPORTS. As soon as practicable (in any event within 30 days after the end of each of the calendar months of each year except February, and within 90 days after the end of February) (i) consolidated financial statements of Americold and its Subsidiaries, as at the end of such month in form and detail similar to those customarily prepared by management for internal use, presently referred to as IS-I, BS-1, and statements of cash flow, setting forth in each case in comparative form the consoli-dated figures for the corresponding month of the previous year and (ii) a Sales and Earnings Report.

             (i) BORROWING CERTIFICATE. Within 15 days following the end of each month and at any other time upon request by U.S. Bank (i) a Borrowing Certificate and (ii) aging lists of accounts receivable, together with a written summary of Americold's recon-ciliation of such lists to its general ledger and to the Borrowing Certificate.

             (j) OTHER INFORMATION. From time to time, such other information or documents (financial or otherwise) as U.S. Bank may reasonably request.

      8.2 BOOKS, RECORDS, AND INSPECTIONS; COLLATERAL AUDITS. Americold will, and will cause each Subsidiary to, keep proper books of record and account in which full, true, and correct entries in conformity with generally accepted accounting princi-ples and all requirements of law will be made of all dealings and transactions in relation to its business and activities. Americold will, and will cause each Subsidiary to, permit offi-cers and designated representatives of U.S. Bank to visit and inspect, under guidance of officers of Americold or such Subsidi-ary, any of the properties of Americold or such Subsidiary, and to examine the books of account of Americold or such Subsidiary and discuss the affairs, finances, and accounts of Americold or such Subsidiary with, and be advised as to the same by, its and their officers, all at such reasonable times and intervals and to such reasonable extent as U.S. Bank may desire. Americold will permit U.S. Bank to conduct, at the sole expense of Americold, semiannual audits of the Collateral, the time and manner of such audits to be determined by U.S. Bank.

      8.3 MAINTENANCE OF PROPERTY, INSURANCE. Americold will, and will cause each Subsidiary to, keep all property useful and necessary in its business in good working order and condition, reasonable wear and tear excepted; maintain with financially sound and reputable insurance companies insurance on all its property in such amounts and against such risks as a prudent operator would carry or as is reasonably satisfactory to U.S. Bank; and furnish to U.S. Bank, upon written request, full information as to the insurance carried.

      8.4 TAXES. Americold will, and will cause each Subsidiary to, pay when due all taxes which, if not paid when due, would materially and adversely affect the financial condition or opera-tions of Americold or such Subsidiary, except those not yet delinquent and except as contested in good faith and by appro-priate proceedings if adequate reserves (in the good faith judgment of the management of Americold) have been established with respect thereto.

      8.5 CORPORATE FRANCHISES. Americold will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, and patents; provided, however, that nothing in this Section 8.5 will prevent the with-drawal by Americold or any Subsidiary of its qualification as a foreign corporation in any jurisdiction where such withdrawal would not have a material adverse effect on the business of Americold or such Subsidiary.

      8.6 COMPLIANCE WITH STATUTES, ETC. Americold will, and will cause each Subsidiary to, comply with all applicable statutes, regulations, and orders of, and all applicable restric-tions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders, and restrictions relating to environmental standards and controls and to the ADA), except such noncompliances as could not; in the aggregate, materially and adversely affect the operations, business, property, assets, condition (financial or otherwise), or immediate prospects of Americold and its Subsidiaries taken as a whole.

      8.7 ERISA. As soon as possible and, in any event, within 10 days after Americold or a Subsidiary knows or has reason to know that a Reportable Event has occurred with respect to a Plan (which is not a multiemployer plan), that an application is to be or has been made to the Secretary of the Treasury for a waiver of the minimum funding standard or the extension of any amortization period under Section 412 of the Code with respect to a Plan
(which is not a multiemployer plan), that a Plan (which is not a multi-employer plan) has been or may be terminated, that proceedings are likely to be or have been instituted to terminate a Plan (which is not a multi-employer plan), or that Americold, a Subsidiary, or an ERISA Affiliate will or may incur any liability to or on account of a Plan or a Predecessor Plan which is a single-employer plan under Sections 4062, 4063, or 4064, or which is a multiemployer plan under Sections 515, 4201, or 4204 of ERISA, Americold will deliver to U.S. Bank a certificate of a financial officer setting forth details as to such occurrence and action, if any, which Americold or the Subsidiary is required or proposes to take, together with any notices required or proposed to be filed with or by Americold, the Subsidiary, the ERISA Affiliate, the PBGC, or the plan administrator with respect thereto. Copies of any notices required to be delivered to U.S. Bank hereunder will be delivered no later than 10 days after the later of the date such notice has been filed with the Internal Revenue Service or the PBGC or received by Americold or any Subsidiary.

      8.8 PERFORMANCE OF OBLIGATIONS. Americold will, and will cause each Subsidiary to, perform all of its obligations under the terms of each valid mortgage, indenture, security agreement, and other debt instrument by which it is bound, except such nonperformances as could not in the aggregate materially and adversely affect the operations, business, property, assets, condition (financial or otherwise), or immediate prospects of Americold or Americold and its Subsidiaries taken as a whole.

      8.9 FURTHER ASSURANCES. Americold will, at its own expense, make, execute, endorse, acknowledge, file, and/or deliver to U.S. Bank from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certifi-cates, reports, and other assurances or instruments, and take such further steps relating to the collateral covered by any of the Mortgages and the Security Agreements as U.S. Bank may reasonably require. Furthermore, Americold will cause to be delivered to U.S. Bank such opinions of counsel, UCC searches, and other related documents as may be requested by U.S. Bank to assure U.S. Bank that this Section 8.9 has been complied with.

      8.10 FINANCIAL COVENANTS FOR ASC. Americold will maintain ASC's net worth at the level required to be maintained by customers which impose such requirements on ASC and will maintain ASC's working capital at the level required to be maintained by customers or securities and commodity exchanges (including the Chicago Mercantile Exchange) which impose such requirements on ASC.

      8.11 FACILITY RESTING REQUIREMENTS. Americold will have no outstanding Loans (including Loans to pay Unpaid Drawings pursuant to Section 3.4) for: (a) one 30 consecutive day period during the fiscal year ending February 28, 1997, and (b) two separate 30 consecutive day periods during each of the fiscal years ending February 28, 1998 and 1999. There shall be no facility resting requirement during the fiscal year ending February 29, 1996.

      8.12 MORTGAGES. Any Mortgage provided to U.S. Bank pursuant to this Agreement shall include a security interest in all associated fixtures, equipment, and personal property, as additional security for the Obligations. Americold shall pay the cost of all appraisals of Mortgaged Properties required by U.S. Bank and mortgagee's standard title insurance premiums for title insurance in a face amount equal to the initial value of the Mortgaged Property agreed upon by U.S. Bank and Americold. Americold shall also pay the costs of recording any Mortgage, any transfer taxes or escrow fees, and the costs of satisfying requirements (e.g., insurance premiums) set forth in any Mortgage. Americold may elect at any time to have any Mortgage or Mortgages released or reconveyed by U.S. Bank, and U.S. Bank will promptly release or reconvey the Mortgage(s) provided that no Default or Event of Default then exists or would be created by such release or reconveyance, and provided that Americold pays any amount necessary to reduce the sum of outstanding Loans and Letter(s) of Credit Outstanding to the lesser of the Commitment or the Borrowing Base calculated without giving effect to the Mortgage or Mortgages to be release or reconveyed. Provided that no Default or Event of Default then exists or would be created by such release, Americold may also elect to have the ASC stock released from the pledge at any time and U.S. Bank will promptly release the stock upon receipt of such election.

      8.13  [SECTION OMITTED.]

                                   ARTICLE 9
                              NEGATIVE COVENANTS

             Americold covenants and agrees that until the Commitment and all Letters of Credit have terminated and the Loans, together with interest, fees, and all other obligations incurred hereunder, are paid in full:

      9.1    [SECTION OMITTED.]

      9.2 CONSOLIDATION, MERGER, SALE OF ASSETS, ETC. Americold will not, and will not permit any Subsidiary to, (a) wind up, liquidate, or dissolve its affairs, (b) enter into any transaction of merger or consolidation in which Americold or one of its Subsidiaries is not the surviving entity, or (c) convey, sell, lease, or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets except as permitted in Section 4.12 set forth in Exhibit E hereto.

      9.3 LIMITATION ON DIVIDENDS AND VOLUNTARY PAYMENTS. Except as permitted in Section 4.06 set forth in Exhibit E hereto, (a) Americold will not declare or pay any dividends, or return any capital, to its stockholders, or authorize or make any other distribution, payment, or delivery of property or cash to its stockholders as such, or redeem, retire, purchase, or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any options or warrants issued by Americold with respect to its capital stock), or set aside any funds for any of the foregoing purposes, or permit any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock of Americold now or hereafter outstanding (or any options or warrants issued by Americold with respect to its capital stock) and (b) Americold will not, and will not permit any Subsidiary to, make (or give notice that it intends to make) any voluntary or optional payment or prepayment on or voluntary or optional redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) any Subordinated Debt.

      9.4    [SECTION OMITTED.]

      9.5    [SECTION OMITTED.]

      9.6    [SECTION OMITTED.]

      9.7 TRANSACTIONS WITH AFFILIATES. Americold will not, and will not permit any Subsidiary to, conduct any business or enter into any transaction or series of related transactions (including the purchase, sale, lease, or exchange of any property or the rendering of any service) with any Affiliate of Americold or any legal or beneficial owner of 5 percent or more of any class of capital stock of Americold or with any Affiliate of such owner (other than a wholly owned Subsidiary of Americold or an employee stock ownership plan for the benefit of Americold's or a Subsidi-ary's employees) unless (a) the terms of such business, transac-tion or series of transactions are (i) set forth in writing and
(ii) as favorable to Americold or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of related transactions in arm's-length dealings with an unrelated third Person and (b) the board of directors of Americold has, by resolution, determined in good faith that such business or transaction or series of related transactions meets the criteria set forth in (a) above. This section, however, will not prohibit any dividend or distribution permitted under
Section 4.06 set forth in Exhibit E hereto.

      9.8    [SECTION OMITTED.]

      9.9 AVAILABLE CASH FLOW TO PRO FORMA DEBT SERVICE RATIO. Americold will not permit the ratio of (x) Available Cash Flow plus Net Cash to (y) Pro Forma Debt Service for any period of four consecutive fiscal quarters (taken as one accounting period) to be less than 1.01:1.

      9.10  [SECTION OMITTED.]

      9.11 SENIOR DEBT TO NET WORTH RATIO. Americold will not permit the ratio of (x) Consolidated Indebtedness less the aggre-gate outstanding principal amount of Subordinated Debentures to
(y) Net Worth to exceed (at the end of any fiscal quarter or year or at any other time U.S. Bank may designate for determining the ratio) the ratios shown below during the periods shown below:

                                          MAXIMUM
             FISCAL YEAR ENDING:           RATIO

             February 29, 1996              5.10

             February 28, 1997              5.05

             February 28, 1998              4.85

             February 28, 1999              4.55


      9.12  [SECTION OMITTED.]

      9.13 MODIFICATIONS OF INDEBTEDNESS AND CERTAIN OTHER AGREE-MENTS, ETC. Americold will not, and will not permit any Subsidi-ary to, amend, modify, or waive, or permit the amendment, modification, or waiver of, any provision of the First Mortgage Bonds or the Subordinated Debentures or any other Indebtedness or of any agreement (including, without limitation, any purchase agreement, indenture, loan agreement, guaranty, or security agreement) relating to any of the foregoing, unless such amend-ment or modification could not adversely affect the rights of U.S. Bank, as determined in the sole discretion of U.S. Bank.

      9.14 CONDUCT OF BUSINESS. Americold will not and will not permit its Subsidiaries to engage (directly or indirectly) in any business other than the business in which, or business which is substantially related to the business in which, it or its Subsidiaries are engaged as of the date of this Agreement.

                                  ARTICLE 10
                               EVENTS OF DEFAULT

             Upon the occurrence of any of the following specified events (each an "Event of Default"):

      10.1 PAYMENTS. Americold shall default (a) in the payment when due of any principal of the Loans or (b) in the payment when due of any interest on the Loans or any fees or any other amounts owing hereunder and such default shall continue unremedied for five or more Business Days; or

      10.2 REPRESENTATIONS, ETC. Any material representation, warranty, or statement made by Americold herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

      10.3 COVENANTS. Americold shall default (a) in the due performance or observance by it of any term, covenant, or agreement contained in Section 8.1(f) (x) or in Article 9, or (b) in the due performance or observance by it of any term, covenant, or agreement (other than those referred to in Sections 10.1 and 10.2 and clause (a) of this Section 10.3) contained in this Agreement and such default shall continue unremedied for a period of 30 days after written notice to Americold by U.S. Bank; or

      10.4 DEFAULT UNDER OTHER AGREEMENTS. Americold or any Subsidiary shall default in any payment of principal of or inter-est on any Indebtedness (other than the Note) in a principal (or capitalized) amount of at least $5,000,000 beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created or in the observance or performance of any agreement or condition relating to any such Indebtedness (other than a Lease Default or under the Note) or contained in any instrument or agreement evidencing, securing, or relating thereto, or any other event will occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Indebtedness to become due prior to its stated maturity; or

      10.5 BANKRUPTCY, ETC. Americold or any Subsidiary shall commence a voluntary case concerning itself under the United States Code entitled "Bankruptcy" as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or any involun-tary case is commenced against Americold or any Subsidiary, and the petition is not controverted within 10 days, or is not dismissed or stayed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Americold or any Subsidiary, or Americold or any Subsidiary commences any other proceeding under any reorganiza-tion, arrangement, adjustment of debt, relief of debtors, disso-lution, insolvency, or liquidation, or similar law of any juris-diction whether now or hereafter in effect relating to Americold or any Subsidiary, or there is commenced against Americold or any Subsidiary any such proceeding which remains undismissed or unstayed for a period of 60 days, or Americold or any subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Americold or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Americold or any Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by Americold or any Subsidiary for the purpose of effecting any of the foregoing; or

      10.6  ERISA.  (a) A single-employer plan (as defined in
Section 4001 of ERISA) established by Americold or any Subsidiary shall fail to maintain the minimum funding standard required by
Section 412 of the Code for any plan year or a waiver of such standard or the extension of any amortization period is sought or granted under Section 412(d) or (e) of the Code, or (b) a Plan is or shall have been terminated or the subject of termination proceedings under ERISA, or an event has occurred entitling the PBGC to terminate the Plan under Section 4042 (a) of ERISA, or
(c) Americold, any Subsidiary, or an ERISA Affiliate has incurred or is likely to incur a material liability to or on account of a termination of or a withdrawal from a Plan or a Predecessor Plan under Sections 4062, 4063, 4064, 4201, or 4204 of ERISA, and
(d) there shall result from any such event or events either
(i) the provision of security to induce the issuance of a waiver or extension of any funding requirement under Section 412 or
(ii) liability or a material risk of incurring liability to the PBGC or a Plan or a trustee appointed under Sections 4042 or 4049 of ERISA which could have a material adverse effect upon the business, operations, condition (financial or otherwise), or prospects of Americold or on Americold and its Subsidiaries taken as a whole, or (e) there shall exist unfunded liabilities under ERISA in excess of $5,000,000, or (f) there shall exist any material Reportable Event under ERISA with respect to a plan having unfunded liabilities in excess of $5,000,000; or

      10.7 MORTGAGE AND SECURITY AGREEMENT. The Mortgage and the Security Agreement shall cease to be in full force and effect in any material respect (other than by reason of voluntary release by U.S. Bank), or shall cease to give U.S. Bank the material Liens, rights, powers, and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of U.S. Bank, superior to and prior to the rights of all third Persons (except title exceptions in the title policies provided pursuant to Section 8.12) and subject to no other Liens, or Americold shall default in the due performance or observance of any term, covenant, or agreement on its part to be performed or observed pursuant to the Mortgage and the Security Agreement and such default shall continue beyond any grace or cure period granted in such agreements; or

      10.8 JUDGMENTS. One or more judgments or decrees shall be entered against Americold or any Subsidiary involving in the aggregate for Americold and the Subsidiaries a liability (not paid or fully covered by insurance) of $2,500,000 or more and all such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or

      10.9    CHANGE OF CONTROL.  There shall occur a Change of
Control of Americold as defined in Exhibit E hereto.

             Then, and in any such event, and at any time there-after, if any Event of Default shall then be continuing, U.S. Bank may, by written notice to Americold, take any or all of the following actions, without prejudice to the rights of U.S. Bank or the holder of the Note to enforce its claims against Americold (provided, that, if an Event of Default specified in Section 10.5 will occur with respect to Americold, the result which would occur upon the giving of written notice by U.S. Bank to Americold as specified in clauses (a) and (b) below, will occur auto-matically without the giving of any such notice): (a) declare the Commitment terminated, whereupon the Commitment will forthwith terminate immediately and any fee accrued pursuant to Article 4 of this Agreement will forthwith become due and payable without any other notice of any kind; (b) declare the principal of and any accrued interest in respect of all Loans, and all obligations owing hereunder, to be, whereupon the same will become, forthwith due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby waived by Americold;
(c) cause U.S. Bank to exercise any rights or remedies under the Mortgage and the Security Agreement; and (d) direct Americold to pay (and Americold agrees that upon receipt of such notice it will pay) to U.S. Bank such additional amount of cash, to be held as security in the Cash Collateral Account established pursuant to the Security Agreement, as is equal to the aggregate Stated Amount of all Letters of Credit then outstanding.

                                  ARTICLE 11
                               [SECTION OMITTED]

                                  ARTICLE 12
                                 MISCELLANEOUS

      12.1 PAYMENT OF EXPENSES, ETC. Americold will: (a) whether or not the transactions hereby contemplated are consummated, pay on demand (i) all reasonable out-of-pocket costs and expenses of U.S. Bank in connection with the preparation, execution, and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver, or consent relating thereto (including, without limitation, the reasonable fees and disbursements of its counsel, Miller, Nash, Wiener, Hager & Carlsen) and of U.S. Bank in connection with any enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of its counsel, whether at trial or on appeal) and (ii) all reasonable costs and expenses of
U. S. Bank in connection with the Plan of Reorganization (including, without limitation, reasonable fees and disbursements for services of members of its Special Assets Group and the reasonable fees and disbursements of its counsel, Miller, Nash, Wiener, Hager & Carlsen), provided that sums to be paid pursuant to this clause (ii) shall not exceed $25,000; (b) pay on demand and hold U.S. Bank harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save U.S. Bank harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to U.S.
Bank) to pay such taxes; and (c) indemnify U.S. Bank, its officers, directors, employees, affiliates, representatives, and agents from and hold each of them harmless against and pay on demand any and all losses, liabilities, claims, damages, or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of any investigation, litigation (whether at trial or on appeal), or other proceeding related to, Americold' s entering into and performance of any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation (whether at trial or on appeal), or other proceeding (but excluding any such losses, liabilities, claims, damages, or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

      12.2 RIGHT OF SETOFF. In addition to any rights now or hereafter granted under applicable law or otherwise and not by way of limitation of any such rights, upon the occurrence of an Event of Default, U.S. Bank is hereby authorized at any time or from time to time, without presentment, demand, protest, or other notice of any kind to Americold or to any other Person, any such notice being hereby expressly waived, to set off and to appro-priate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by U.S. Bank to or for the credit or the account of Americold against and on account of the Obligations and liabilities of Americold to U.S. Bank under this Agreement or under any of the other Credit Documents, and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not U.S. Bank will have made any demand hereunder and although said Obligations, liabilities, or claims, or any of them, will be contingent or unmatured.

      12.3 NOTICES. Except as otherwise specified herein, all notices, requests, demands, or other communications to or upon the respective parties hereto will be deemed to have been duly given or made when delivered to the party to which such notice, request, demand, or other communication is required or permitted to be given or made under this Agreement or the Note, addressed to such party at its address set forth on the first page of this Agreement, or as set forth opposite its signature below, or at such other address as any of the parties hereto may hereafter notify the others in writing.

      12.4  BENEFIT OF AGREEMENT.

             (a) This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, Americold may not assign or transfer any of its interests hereunder without the prior written consent of U.S. Bank.

             (b) U.S. Bank may at any time enter into participation agreements with one or more participating lenders whereby U.S.
Bank will allocate certain percentages of the Commitment to these lenders; provided that Americold will continue to deal with and report solely to U.S. Bank, as agent for any participating lenders. Americold hereby grants to each participating lender, to the extent of its participation in the Loans or Letters of Credit issued hereunder, the right to set off deposit accounts maintained by Americold and its Subsidiaries with such lender.
U.S. Bank may assign to one or more financial institutions reasonably acceptable to Americold all or any part of Loans, Letters of Credit issued hereunder, and the Commitment, and to the extent of such assignment (unless otherwise stated therein), the assignee of such assignment shall, to the fullest extent permitted by law, have the same rights and benefits under the Credit Documents as it would have if it were U.S. Bank hereunder.

      12.5 NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of U.S. Bank or any holder of a Note in exercising any right, power, or privilege hereunder or under any other Credit Document and no course of dealing between Americold and U.S. Bank or the holder of the Note will operate as a waiver thereof; nor will any single or partial exercise of any right, power, or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder or thereunder.
The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which U.S. Bank or the holder of the Note would otherwise have. No notice to or demand on Americold in any case will entitle Americold to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of U.S. Bank or the holder of the Note to any other or further action in any circumstances without notice or demand.

      12.6  [SECTION OMITTED.]

      12.7 CALCULATIONS; COMPUTATIONS. The financial statements to be furnished to U.S. Bank pursuant hereto will be made and prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved
(except as set forth in the notes thereto or as otherwise disclosed in writing by Americold to U.S. Bank).

      12.8    GOVERNING LAW; SUBMISSION TO JURISDICTION;
ARBITRATION.

             (a) This Agreement and the rights and obligations of the parties hereunder and under the Note will be construed in accordance with and be governed by the laws of the state of Oregon.

             (b) Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of Oregon or of the United States of America for the District of Oregon, and by execution and delivery of this Agree-ment, Americold hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Americold irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by regis-tered or certified mail, postage prepaid, to Americold at its address set forth on page 1 of this Agreement, such service to become effective three days after such mailing. Nothing herein will affect the right of U.S. Bank or any holder of the Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Americold in any other jurisdiction.

             (c) Either U.S. Bank or Americold may require that all disputes, claims, counterclaims, and defenses ("Claims") relating in any way to the Credit Documents be settled by binding arbitra-tion in accordance with the Commercial Arbitration Rules of the American Arbitration Association and Title 9 of the U.S. Code, but need not be conducted under the auspices of the American Arbitration Association. All Claims will be subject to the statutes of limitation applicable as if they were litigated.
This provision is void if the effect of the arbitration procedure (as opposed to any Claims of Americold) would be to materially impair U.S. Bank's ability to realize on any Collateral securing the Obligations. If arbitration occurs, and each party's claim is less than $100,000, one neutral arbitrator will decide all issues; if any party's claim is $100,000 or more, three neutral arbitrators will decide all issues. All arbitrators will be active Oregon State Bar members in good standing. All arbitra-tion hearings will be held in Portland, Oregon. In addition to all other powers, the arbitrator(s) shall have the exclusive right to determine all issues of arbitrability. Judgment on any arbitration award may be entered in any court with jurisdiction.
If either party institutes any judicial proceeding relating to this Agreement, such action shall not be a waiver of the right to submit any claim to arbitration. In addition, each has the right before, during, and after any arbitration to exercise any number of the following remedies, in any order or concurrently:
(i) setoff; (ii) self-help repossession; (iii) judicial or nonjudicial foreclosure against real or personal property collateral; and (iv) provisional remedies, including injunction, appointment of receiver, attachment, claim and delivery, and replevin.

      12.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered will be an original, but all of which will together constitute one and the same instrument. A complete set of counterparts will be lodged with Americold and U.S. Bank.

      12.10 HEADINGS DESCRIPTIVE. The headings of the several sections and subsections of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.

      12.11 AMENDMENT OR WAIVER. None of the Credit Documents or any terms thereof may be changed, waived, discharged, or termi-nated unless such change, waiver, discharge, or termination is in writing signed by U.S. Bank.

      12.12 SURVIVAL. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.5, and
12.1 will survive the execution and delivery of this Agreement and the Note and the making and repayment of the Loans.

      12.13 AMENDMENT AND RESTATEMENT. This Agreement is executed for the purpose of amending and restating the Credit
Agreement between U.S. Bank and Americold dated February 3, 1993, as previously amended, and will become effective when the conditions set forth in Section 6.1 have been satisfied.

      12.14 DISCLOSURE. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES, AND COMMITMENTS MADE BY A BANK AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY, OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THE BANK TO BE ENFORCEABLE.

             IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

                                          UNITED STATES NATIONAL
AMERICOLD CORPORATION                       BANK OF OREGON



By /s/ Lon V. Leneve                      By  /s/ Janet Jordan
  ------------------------------             --------------------------

Title   V.P. & Treasurer                  Title   Vice President
      --------------------------                -----------------------

                                   EXHIBIT A

                                PROMISSORY NOTE



$27,500,000.00                                        Portland, Oregon
                                                      June 30, 1995


             FOR VALUE RECEIVED, AMERICOLD CORPORATION, an Oregon corporation ("Americold"), hereby promises to pay to the order of UNITED STATES NATIONAL BANK OF OREGON (the "Bank"), in lawful money of the United States of America in immediately available funds, at 555 S.W. Oak Street, Portland, Oregon 97204, or such other office of the Bank as the Bank may designate, on February 28, 1999, the principal sum of TWENTY SEVEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS, or, if less, the unpaid principal amount of all Loans (including payments or disbursements under any Letters of Credit which become Loans) made by the Bank pursuant to a Second Amended and Restated Credit Agreement dated as of June 19, 1995, between Americold and the Bank (as from time to time in effect, the "Credit Agreement").

             Americold promises also to pay interest on the unpaid principal amount hereof in like money at Bank's office from the date of any Loans or payments or disbursements under any Letter of Credit until paid at the rates and at the times provided in the Credit Agreement.

             This note is issued in connection with the amendment and restatement of a loan facility dating back to July 2, 1987, is the note referred to in the Credit Agreement, and is entitled to the benefits thereof and of the Security Agreement and the Mortgage. This note is subject to voluntary prepayment, in whole or in part, on the terms and conditions set forth in the Credit Agreement.

             In case an Event of Default shall occur and be continuing, the principal balance of and accrued interest on this note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

             Capitalized terms not defined in this note shall have the respective meanings ascribed thereto in the Credit Agreement.
This note shall be construed in accordance with and be governed by the laws of the state of Oregon.

             Americold hereby waives presentment, demand, protest, or notice of any kind in connection with this note.

80110-2091/06/15/95                   -1-                             XBA02C61
             Americold acknowledges notice of certain prepayment restrictions in the Credit Agreement.

      STATUTORY NOTICE: UNDER OREGON LAW, MOST AGREEMENTS, PROMISES, AND COMMITMENTS MADE BY LENDER AFTER
      OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY, OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY LENDER TO BE ENFORCEABLE.



                                    AMERICOLD CORPORATION



                                    By: _______________________________
                                        Lon V. Leneve
                                        Vice President and Treasurer































80110-2091/06/15/95                   -2-                             XBA02C61

                                   EXHIBIT C

_________________________________________________________________
U.S. BANK                                             Borrower's Certificate -
                                             Accounts Receivable and Inventory
_________________________________________________________________
                  Certificate No. ________ Dated as of _____________

COLLATERAL ACTIVITY

Accounts Receivable

1.    Beginning Total Accounts (forward from line 6
      of last certificate)                                        $________
2.    Less: Accounts Collected per attached report,
      from __________ thru __________                             -________
3.    Less: Other decreases__________________________             -________
4.    Plus: New Sales per attached report, from ________
      thru ____________                                           +________
5.    Plus: Other increases__________________________             +________
6.    Ending Total Accounts                                       $________
7.    Less: Ineligible accounts, as of ____________               -________
8.    Eligible Accounts (line 6 minus line 7)                     $________

Inventory

9.    Total Inventory Value: as of ____________                   $________
10.   Adjustments (if applicable) - Describe:_______
      ____________________________________________                +/-______
11.   Eligible Inventory (line 9 minus line 10)                   $________

LOAN ACTIVITY

12.   Borrowing Base-Accounts: ___% of
      line 8                                    $__________
13.   Borrowing Base-Inventory: Lesser
      of: ___% of line 11, or Inventory
      Credit Limit of             $_______ +  __________
14.   Total BORROWING BASE: Lesser of:
      sum of line 12 plus line 13, or;  Credit
      Line Limit of               $_______                        $_________
15.   Less: (if applicable) - Describe:_____________
      _____________________________________________               - ________
16.   NET BORROWING BASE (line 14 minus 15)                       $_________

17.   Beginning Loan Balance (forward from last
      certificate), as of ____________          $__________
18.   Less: Account Collections applied
      to loan                                   - _________
19.   Less: Other funds applied to loan         - _________
20.   PLUS: NEW ADVANCE REQUESTED               + _________
21.   New Loan Balance (line 17 minus
      lines 18 and 19; plus line 20) as
      of ____________                           $__________

22.   Excess Borrowing Base (line 16 minus line 21)               $_________

Borrower hereby submits this report pursuant to the security agreement or other agreement ("Agreement") held by Bank.
Borrower certifies that this certificate and accompanying documents are true, complete and correct. In so certifying, Borrower warrants that all "Eligible Accounts" and "Eligible Inventory" shown above represent only such accounts and inventory as may be included in the Borrowing Base pursuant to the Agreement. Borrower warrants it is not in default under the Agreement.

Borrower                                  Authorized Signer:

                                          x_____________________________

Date                                      Title

      Addendum to Borrower's Certificate Number:  _______
_________________________________________________________________
U.S. BANK                                             Borrower's Certificate -
                                                      Letters of Credit
_________________________________________________________________

Letter of Credit Activity

1.    Letter of Credit Limitation                                 $_________
2.    Beginning Total Letters of Credit (forward from
      line 5 of last certificate)                                 $_________
3.    Less: Letters of Credit Closed per attached
      report, from __________ thru __________                     - ________
4.    Plus: New Letters of Credit per attached report,
      from __________ thru __________                             + ________
5.    Ending Total Letters of Credit (not to exceed
      line 1 above)                                               $_________
6.    Excess Letter of Credit Margin (difference of
      lines 1 and 5)                                              $_________


_________________________________________________________________
           RECAP OF LIMITS AND COLLATERAL MARGINS OVER OUTSTANDINGS

Excess of Limits Over Outstandings:
- -----------------------------------

Loan Limit                                $
Less Outstanding Loans                    $ _______
Excess of Limit Over Loans                            $_______

Letter of Credit Limit                    $
Less Outstanding Letters of Credit $________
Excess Letter of Credit Limit                         $_______

Combined Excess of Limits Over Outstandings                       $_________


Excess of Collateral Margin Over Outstandings:
- ----------------------------------------------

Borrowing Base - Loans (line 12 under
   Loan Activity)                         $
Less Outstanding Loans                    $_______
Excess of Borrowing Base Over Loans                   $_______

Letter of Credit Limit                    $
Less Outstanding Letters of Credit        $_______
Excess Letter of Credit Limit                         $_______

Combined Excess of Borrowing Base Over Outstandings               $_________

                                   EXHIBIT D

                               Permitted Filings


1.    Filings reflected in Exhibit E to Credit Agreement dated
      February 3, 1993.

2. Filings reflected in Unisearch Search Report No. 80110-2091 dated June 12, 1995, a copy of which is attached.

3. Filings in favor of Shawmut Bank Connecticut, National Association (or its successor) in connection with Amended and Restated Indenture dated March 9, 1993, as it may be amended, supplemented or restated from time to time, with respect to Americold's First Mortgage Bonds.

4. Filings in connection with financing secured primarily by real property of Americold.

5.    Filings evidencing lease transactions.

6. Filings evidencing purchase money security interests in tangible personal property or fixtures.

7. Other filings subordinate to the filings and liens of United States National Bank of Oregon which do not cover the Collateral.

Unisearch                                                        Search Report

RE: AMERICOLD CORPORATION   Jurisdiction: OREGON    Date: 6/12/95
    AMERICOLD SERVICES           SECRETARY OF STATE      Reference
CORPORATION                                     Number:
                                                              80110-2091

*     UCC Financing Statements - SEE ATTACHED               Through:
      LISTING AND COPIES                                    5/24/95

*     Tax Liens - NO FINDINGS                               Through:
                                                            5/24/95

*     Judgements -                                          Through:


*     Pending Suits -                                       Through:


*     Other -                                               Through:


*     Copies -                                              Through:


Prepared by:  DEBORAH BROUSE                                Account #: 1191



THANK YOU !!!

















_________________________________________________________________
* The responsibility for maintaining public records rests with the filing officer, and Unisearch, Inc. will accept no liability beyond the exercise of reasonable care.

List Debtor Information                          Uniform Commercial Code (UCC)
                                                   Certified Thru:  05/24/1995
N84700       AMERICOLD CORP
DOF: 04/02/1990 Exp: 04/02/1995 File is Expired  Info is Verified

P67394       AMERICOLD CORP
DOF: 08/20/1991 Exp: 08/20/1996 File is Active   Info is Verified

R30985       AMERICOLD CORP
DOF: 11/03/1992 Exp: 11/03/1997 File is Active   Info is Verified

R30986       AMERICOLD CORP
DOF: 11/03/1992 Exp: 11/03/1997 File is Active   Info is Verified

S21131       AMERICOLD CORP
DOF: 09/07/1994 Exp: 09/07/1999 File is Active   Info is Verified

S31452       AMERICOLD CORP
DOF: 12/05/1994 Exp: 12/05/1999 File is Active   Info is Verified

M14382       AMERICOLD CORP
DOF: 07/02/1987 Exp: 07/02/1997 File is Active   Info is Verified
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List Debtor Information                          Uniform Commercial Code (UCC)
                                                   Certified Thru:  05/24/1995
M20518       AMERICOLD CORPORATION
DOF: 08/07/1987 Exp: 08/07/1997 File is Active   Info is Verified

N07245       AMERICOLD CORPORATION
DOF: 01/09/1989 Exp: 01/09/1999 File is Active   Info is Verified

N40102       AMERICOLD CORPORATION
DOF: 07/03/1989 Exp: 07/03/1994 File is Expired  Info is Verified

N69199       AMERICOLD CORPORATION
DOF: 12/28/1989 Exp: 12/28/1994 File is Expired  Info is Verified

N73869       AMERICOLD CORPORATION
DOF: 01/26/1990 Exp: 01/26/1995 File is Expired  Info is Verified

N73870       AMERICOLD CORPORATION
DOF: 01/26/1990 Exp: 01/26/1995 File is Expired  Info is Verified

N73871       AMERICOLD CORPORATION
DOF: 01/26/1990 Exp: 01/26/1995 File is Expired  Info is Verified
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3) Prev      5) First                                                 16) Exit
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List Debtor Information                          Uniform Commercial Code (UCC)
                                                   Certified Thru:  05/24/1995
N73872       AMERICOLD CORPORATION
DOF: 01/26/1990 Exp: 01/26/1995 File is Expired  Info is Verified

N90600       AMERICOLD CORPORATION
DOF:05/01/1990 Exp:05/01/1995 File is Terminated Info is Verified

N90601       AMERICOLD CORPORATION
DOF:05/01/1990 Exp:05/01/1995 File is Terminated Info is Verified

N90602       AMERICOLD CORPORATION
DOF:05/01/1990 Exp:05/01/1995 File is Terminated Info is Verified

N91991       AMERICOLD CORPORATION
DOF:05/08/1990 Exp:05/08/1995 File is Terminated Info is Verified

P08292       AMERICOLD CORPORATION
DOF: 08/08/1990 Exp: 08/08/2000 File is Active   Info is Verified

P08293       AMERICOLD CORPORATION
DOF: 08/08/1990 Exp: 08/08/2000 File is Active   Info is Verified
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List Debtor Information                          Uniform Commercial Code (UCC)
                                                   Certified Thru:  05/24/1995
P12639       AMERICOLD CORPORATION
DOF: 09/04/1990 Exp: 09/04/1995 File is Active   Info is Verified

P21267       AMERICOLD CORPORATION
DOF: 10/22/1990 Exp: 10/22/1995 File is Active   Info is Verified

P21268       AMERICOLD CORPORATION
DOF: 10/22/1990 Exp: 10/22/1995 File is Active   Info is Verified

P88339       AMERICOLD CORPORATION
DOF: 01/14/1992 Exp: 01/14/1997 File is Active   Info is Verified

P88340       AMERICOLD CORPORATION
DOF: 01/14/1992 Exp: 01/14/1997 File is Active   Info is Verified

P91127       AMERICOLD CORPORATION
DOF:02/04/1992 Exp:02/04/1997 File is Terminated Info is Verified

R07800       AMERICOLD CORPORATION
DOF: 05/20/1992 Exp: 05/20/1997 File is Active   Info is Verified

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List Debtor Information                          Uniform Commercial Code (UCC)
                                                   Certified Thru:  05/24/1995
R15857       AMERICOLD CORPORATION
DOF: 07/13/1992 Exp: 07/13/1997 File is Active   Info is Verified

R20936       AMERICOLD CORPORATION
DOF: 08/18/1992 Exp: 08/18/1997 File is Active   Info is Verified

R28898       AMERICOLD CORPORATION
DOF: 10/19/1992 Exp: 10/19/1997 File is Active   Info is Verified

R29994       AMERICOLD CORPORATION
DOF: 10/26/1992 Exp: 10/26/1997 File is Active   Info is Verified

R56367       AMERICOLD CORPORATION
DOF: 05/20/1993 Exp: 05/20/1998 File is Active   Info is Verified

R56368       AMERICOLD CORPORATION
DOF: 05/20/1993 Exp: 05/20/1998 File is Active   Info is Verified

R76720       AMERICOLD CORPORATION
DOF: 10/13/1993 Exp: 10/13/1998 File is Active   Info is Verified
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List Debtor Information                          Uniform Commercial Code (UCC)
                                                   Certified Thru:  05/24/1995
S02861       AMERICOLD CORPORATION
DOF: 05/04/1994 Exp: 05/04/1999 File is Active   Info is Verified

S19209       AMERICOLD CORPORATION
DOF: 08/23/1994 Exp: 08/23/1999 File is Active   Info is Verified

S19210       AMERICOLD CORPORATION
DOF: 08/23/1994 Exp: 08/23/1999 File is Active   Info is Verified

S19211       AMERICOLD CORPORATION
DOF: 08/23/1994 Exp: 08/23/1999 File is Active   Info is Verified

S27795       AMERICOLD CORPORATION
DOF: 10/28/1994 Exp: 10/28/1999 File is Active   Info is Verified

S37177       AMERICOLD CORPORATION
DOF: 01/23/1995 Exp: 01/23/2000 File is Active   Info is Verified

P11217       AMERICOLD INC
DOF: 08/28/1990 Exp: 08/28/1995 File is Active   Info is Verified
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3) Prev      5) First                                                 16) Exit
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List Debtor Information                          Uniform Commercial Code (UCC)
                                                   Certified Thru:  05/24/1995

R42467       AMERICOLD SERVICES CORPORATION
DOF: 02/08/1993 Exp: 02/08/1998 File is Active   Info is Verified

P00511       AMERICOLD TRANSPORTATION SYSTEMS
DOF:06/25/1990 Exp:06/25/1995 File is Terminated Info is Verified




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
Display Debtor Filing Information                Uniform Commercial Code (UCC)

UCC1 #R42467 This Information is Verified              Filing status is Active

Reel and Loc: 871-1908               This Debtor Filed on: 02/08/1993 10:03 am

Debtor Name and Address:
      AMERICOLD SERVICES CORPORATION
      7007   SW CARDINAL LANE SUITE 135

      PORTLAND                OR     97224      More Addresses? N

Reel and Loc: 871-1908                 Original File Date: 02/08/1993 10:03 am
(#Copies) 4       +(#3's) 0 = 4     Expiration Date: 02/08/1998
Addl Sec Party Info?: N             IRS Expiration Date:
      Secured Party Name and Address            Assignee Name and Address
US NATIONAL BANK CORPORATE BANK DIVBB-1
309 SW SIXTH AVE
PORTLAND          OR    97204

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                                                                    UC31202-03
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
                                   EXHIBIT E


                             INDENTURE PROVISIONS



             CHANGE OF CONTROL: The term "Change of Control" means the occurrence of any of the following events:

             (i) prior to the earlier to occur of (A) the first public offering (which, for purposes of this definition, shall mean the sale of shares of common stock of the relevant entity pursuant to an effective registration statement under the Securities Act that covers (together with any such prior effective registrations) not less than 25% of the outstanding shares of common stock of such entity on a fully diluted basis after giving effect to all such registrations) of common stock of Parent or (B) the first public offering of common stock of the Issuer, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that any such Person has the right to acquire, whether Such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Issuer, whether as a result of issuance of securities of the Issuer, any merger, consolidation, liquidation or dissolution of the Issuer, any direct or indirect transfer of securities by Parent or otherwise (for purposes of this clause (i) and clause (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation);

             (ii) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above), directly or indirectly, of more than 30% of the total voting power of the Voting Stock of the Issuer; PROVIDED, HOWEVER, that the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Issuer than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Issuer (for the purposes of this clause (ii), such other Person shall he deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other Person "beneficially owns" (as so defined), directly or indirectly, more than 30% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders "beneficially own" (as so defined), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation);

             (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Issuer (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Issuer was approved by a vote of 66 2/3% of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer then in office; or

             (iv) the Issuer consolidates with or merges with or into any other Person or conveys, transfers or leases all or substantially all of its assets to any Person or any Person consolidates with or merges into the Issuer, in either event pursuant to a transaction in which either (A) the outstanding Voting Stock of the Issuer is changed into or exchanged for Cash, securities or other property (excluding, however, any such transaction where the outstanding Voting Stock of the Issuer is changed into or exchanged for Voting Stock of the surviving or transferee corporation which is neither Redeemable Stock nor Exchangeable Stock) or (B) the holders of the Voting Stock of the Issuer immediately prior to such transaction, together with Kelso & Company and affiliates of Kelso & Company controlled by or under common control with Kelso & Company, own, directly or indirectly in the aggregate, less than 70% of the Voting Stock of the surviving Person immediately after such transaction.

             SECTION 4.06. LIMITATION ON RESTRICTED PAYMENTS. (a) The Issuer shall not, and shall not permit any subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any distribution in connection with any merger or consolidation involving the Issuer) or to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock and except dividends or distributions payable to the Issuer or a subsidiary), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer or of any direct or indirect Parent of the Issuer, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations
(other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of and used for satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) make any Investment in any Affiliate of the Issuer, other than a Subsidiary that is not a Non-Recourse Subsidiary or a Person which will become a Subsidiary that is not a Non-Recourse Subsidiary as a result of any such Investment (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being hereinafter referred to as a "Restricted Payment") if at the time the Issuer or such Subsidiary makes such Restricted Payment:

             (1)  a Default shall have occurred and be continuing
      (or would result therefrom);

             (2) the Issuer is not able to issue $1.00 of additional Debt in accordance with the provisions of Section
      4.09 (a); or

             (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the date on which the Series B Securities were originally issued would exceed the sum of:

                  (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from December 1, 1992, to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such consolidated Net Income shall be a deficit minus 100% of such deficit) and minus 100% of the amount of any write-downs, write-offs, other negative revaluations and other negative extraordinary charges not otherwise reflected in Consolidated Net Income during such period;

                  (B) the aggregate Net Cash Proceeds received by the Issuer from the issuance or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) subsequent to the date on which the Series B Securities were originally issued (other than an issuance or sale to a Subsidiary or an employee stock ownership plan);

                  (C) the aggregate Net Cash Proceeds received by the Issuer from the issuance or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) to an employee stock ownership plan subsequent to May 31, 1992, but (if such employee stock ownership plan incurs any Debt) only to the extent that any such proceeds are equal to any increase in the Consolidated Net Worth of the Issuer resulting from principal repayments made by such employee stock ownership plan with respect to Debt incurred by it to finance the purchase of such Capital Stock; and

                  (D) the amount by which Debt of the Issuer is reduced on the Issuer's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the date on which the Series B Securities were originally issued of any Debt of the Issuer convertible or exchangeable for Capital Stock (other than Redeemable Stock or Exchangeable Stock) of the Issuer (less the amount of any Cash, or other property, distributed by the Issuer upon such conversion or exchange).

             (b) The provisions of Section 4.06(a) shall not prohibit:

             (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Issuer (other than Redeemable Stock or Exchangeable Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan); PROVIDED, HOWEVER that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments made since the date on which the Series B Securities were originally issued and (B) the Net Cash Proceeds from such sale shall be excluded from clauses
      (3)(b) and (3)(c) of Section 4.06(a);

             (ii) any purchase or redemption of Subordinated Obligations of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of, Debt of the Issuer; PROVIDED, HOWEVER, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments made since the date on which the Series B Securities were originally issued;

             (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by Section 4.12; PROVIDED, HOWEVER, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments made since the date on which the Series B Securities were originally issued;

             (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this Section; PROVIDED, HOWEVER, that at the time of payment of such dividends, no other Default shall have occurred and be continuing (or result therefrom); PROVIDED, FURTHER, HOWEVER, that such dividends shall be included in the calculation of the amount of Restricted Payments made since the date on which the Series B Securities were originally issued;

             (v) any repurchase of Capital Stock of the Issuer after January 1, 1993 pursuant to the terms of the Stockholders' Agreement from officers and employees (or their estates) of the Issuer or its Subsidiaries upon death, disability or termination of employment of such officers and employees; PROVIDED, HOWEVER, that (A) the aggregate amount of all such repurchases (excluding repurchases made with proceeds of life insurance policies maintained by the Issuer on such employees or officers) in any fiscal year shall not exceed $500,000; (B) to the extent that the aggregate amount of such repurchases (excluding repurchases made with proceeds of life insurance policies maintained by the Issuer on such employees or officers) in any fiscal year is less than $500,000, the difference between $500,000 and such amount may be carried forward and applied to repurchases in subsequent fiscal years; and (C) all such repurchases shall be included in the calculation of the amount of Restricted Payments made since the date on which the Series B Securities were originally issued;

             (vi) Cash dividends paid after January l, 1993 with respect to the ESOP Preferred Stock; PROVIDED, HOWEVER, that
      (A) the aggregate amount of all such dividends paid in any fiscal year shall not exceed $500,000; (B) to the extent that the aggregate amount of such dividends paid in any fiscal year is less than $500,000, the difference between $500,000 and such amount may be carried forward and applied to the payment of such dividends in subsequent fiscal years; and (C) all such dividends shall be included in the calculation of the amount of Restricted Payments made since the date on which the Series B Securities were originally issued;

             (vii) Investments in Non-Recourse Subsidiaries, not to exceed $5,000,000 in the aggregate during the term of this Indenture; PROVIDED, HOWEVER, that all such Investments shall be excluded in the calculation of the amount of Restricted Payments made since the date on which the Series B Securities were originally issued; or

             (viii) Restricted Payments not to exceed $5,000,000 in the aggregate during the term of this Indenture;
      PROVIDED, HOWEVER, that all such Restricted Payments shall be included in the calculation of the amount of Restricted
      Payments made since the date on which the Series B
      Securities were originally issued.

             SECTION 4.12. LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. (a) The Issuer shall not, and shall not permit any Subsidiary to, make any Asset Disposition unless (i) the Issuer or such Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including a determination as to the value of all non-Cash consideration), of the shares and assets subject to such Asset Disposition (or the option price applicable on the date on which the option is exercised as specified in the purchase options with respect to the Brooks, Oregon and Watsonville, California Mortgaged Properties and the purchase options with respect to the Issuer's Tomah, Wisconsin facility (if such facility becomes a Mortgaged Property) described in Sections 3.01(e)(ii) and 3.01(g) in effect as of the date of this Indenture) and at least 90% of the consideration therefor received by the Issuer or such Subsidiary is in the form of Cash or Cash equivalents and (ii) an amount equal to 1OO% of the Net Available Cash from such Asset Disposition is applied by the Issuer (or such subsidiary, as the case may be) (A) FIRST, to the extent the Issuer elects (or is required by the terms of any Senior Debt), to redeem, prepay, repay or purchase Senior Debt (other than the Securities) or Debt of a Wholly Owned Subsidiary to the extent the asset disposed of was previously held by such Wholly Owned Subsidiary (in each case other than Debt owed to the Issuer or an Affiliate of the Issuer) within 60 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (b) SECOND, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to make an Offer (as defined below) to purchase Securities pursuant to and subject to the conditions of Section 4.12(b) and to effect any Offer accepted, and (C) THIRD, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to (x) the acquisition by the Issuer or any Wholly Owned Subsidiary of Tangible Property or (y) the redemption, prepayment, repayment or purchase of Debt (other than any Redeemable Stock or Exchangeable Stock) of the Issuer or Debt of any Subsidiary (other than Debt owed to the Issuer or an Affiliate of the Issuer), in each case within one year from the later of the receipt of such Net Available Cash and the date the Offer described in Section 4.12(b) is consummated; PROVIDED, HOWEVER, that in connection with any redemption, prepayment, repayment or purchase of Debt pursuant to clause (A) or (C) above, the Issuer shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so redeemed, prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this Section but subject to any provisions of the Investment Agreement regarding the application of Net Available Cash (as defined in the Investment Agreement), the Issuer and its subsidiaries shall only be required to apply Net Available Cash in accordance with this Section to the extent that the aggregate Net Available Cash from all Asset Dispositions exceeds $25,000,000. Pending application of Net Available Cash pursuant to this Section, such Net Available Cash shall be invested in Permitted Investments.

             (b) Subject to Section 4.12(E), to the extent that there is Net Available Cash from an Asset Disposition remaining after any elected or required payment of Senior Debt (other than the Securities) or Debt of a Wholly Owned Subsidiary as described in Section 4.12(a)(ii)(A), the Issuer will be required to purchase Securities tendered pursuant to an offer by the Issuer for the Securities (the "Offer") at a purchase price determined in accordance with Section 3.01(j), in the case of Series A Securities, and at a purchase price of 100% of their principal amount plus accrued interest to the Purchase Date, in the case of the Series B Securities (subject, in each case, to the right of Holders of record on the relevant date to receive interest due on the relevant interest Payment Date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in Section 4.12(c). If the aggregate purchase price of Securities tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Securities, the Issuer shall apply the remaining Net Available Cash in accordance with Section 4.12 (a)(ii)(C). The Issuer shall not be required to make an Offer for Securities pursuant to this Section if the Net Available Cash available therefor (after application of proceeds as provided in Section 4.12(a)(ii)(A)) is less than $5,000,000 for any particular Asset Disposition (which lesser amounts (1) shall not be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition and (2) shall be applied as provided in Section 4.12(a)(ii)(C)).

             (c) (1) Subject to Section 4.12(e), promptly, and in any event within 90 days after the later of the date of each Asset Disposition as to which the Issuer must apply Net Available Cash in accordance with Section 4.12(a)(ii) or the receipt of Net Available Cash therefrom, the Issuer shall be obligated to deliver to the Trustee and send, by first-class mail to each Holder, a written notice stating that the Holder may elect to have his Securities purchased by the Issuer either in whole or in part (subject to prorationing as hereinafter described in the event the Offer is oversubscribed) in integral multiples of $1,000 of principal amount, at the applicable purchase price specified in Section 4.12(b). The notice containing an Offer shall specify a purchase date not less than 30 days nor more than 60 days after the date of such notice (the "Purchase Date") and shall contain information concerning the business of the Issuer which the Issuer in good faith believes will enable such Holders to make an informed decision (which at a minimum will include (i) the most recently filed Annual Report on Form 10-K (including audited consolidated financial statements) of the Issuer, the most recent subsequently filed Quarterly Report on Form 10-Q and any Current Report on Form 8-K of the Issuer filed subsequent to such Quarterly Report, other than Current Reports describing
Asset Dispositions otherwise described in the offering materials (or corresponding successor reports), or if the Issuer becomes no longer subject to the Exchange Act, equivalent information, (ii) a description of material developments in the Issuer's business subsequent to the date of the latest of such Reports, and (iii) if material, appropriate pro forma financial information) and all instructions and materials necessary to tender securities pursuant to the Offer, together with the information contained in clause (3).

             (2) Not later than the date upon which written notice of an Offer is delivered to the Trustee as provided below, the Issuer shall deliver to the Trustee an Officers' Certificate as to (i) the amount of the Offer (the "Offer Amount"), (ii) the allocation of the Net Available Cash from the Asset Dispositions pursuant to which such Offer is being made and (iii) the compliance of such allocation with the provisions of Section 4.12(a). On such date, the Issuer shall also irrevocably deposit with the Trustee or with a paying agent (or, if the Issuer is acting as its own paying agent, segregate and hold in trust) in immediately available funds an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this Section. Upon the expiration of the period for which the Offer remains open (the "Offer Period"), the Issuer shall deliver to the Trustee the Securities or portions thereof which have been properly tendered to and are to be accepted by the Issuer. The Trustee shall, on the Purchase Date, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the aggregate purchase price of the Securities delivered by the Issuer to the Trustee is less than the Offer Amount, the Trustee shall deliver the excess to the Issuer immediately after the expiration of the Offer Period.

             (3) Holders electing to have a Security purchased will be required to surrender the Security, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least ten Business Days prior to the Purchase Date. Holders will be entitled to withdraw their election if the Trustee or the Issuer receives not later than three Business Days prior to the Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Security which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Security purchased. If at the expiration of the Offer Period the aggregate principal amount of Securities surrendered by Holders exceeds the Offer Amount, the Issuer shall select the Securities to be purchased on a pro rata basis in accordance with the principles set forth in Section 3.04 (with such adjustments as may be deemed appropriate by the Issuer so that only Securities in denominations of $1,000, or integral multiples thereof, shall be purchased). Holders whose Securities are purchased only in part will be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered.

             (4) At the time the Issuer delivers Securities to the Trustee which are to be accepted for purchase, the Issuer will also deliver an Officers' Certificate stating that such Securities are to be accepted by the Issuer pursuant to and in accordance with the terms of this Section. A Security shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor to the surrendering Holder.

             (d) The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Securities pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

             (e) Notwithstanding anything to the contrary contained in this Section 4.12, (x) so long as Section 6(j) of the Investment Agreement is in effect, the Issuer shall not sell, transfer or otherwise dispose of any shares of Capital Stock of any Restricted Subsidiary (as defined therein) if, after giving effect to such sale, transfer or disposition, there exists any Default (as defined therein) and (y) so long as Section 9(a)(4) of the Investment Agreement is in effect, upon the occurrence of an Asset Disposition (as defined therein), the Issuer shall apply to the prepayment of Senior Debt (as defined therein) of the Issuer an amount equal to the amount of Net Available Cash (as defined therein), not applied within 360 days of such Asset Disposition (as defined therein), to the acquisition of Tangible Property acceptable to the Initial Investor. With respect to any redemption of Securities pursuant to clause (y), the respective principal amounts of Series A Securities and Series B Securities to be redeemed shall be determined pro rata based on the respective principal amounts of Series A Securities and Series B Securities Outstanding (and not theretofore called for redemption) on the date the redemption is to be made, PROVIDED that no Series B Securities shall be redeemed prior to March __, 1998 pursuant to this paragraph or Section 9(a)(4) of the Investment Agreement other than pursuant to an accepted Offer.
The redemption price for any Series A Securities redeemed pursuant to this paragraph or Section 9(a)(4) of the Investment Agreement will be computed in accordance with the provisions of
Section 3.01(j) and the redemption price for any Series B
Securities so redeemed will be the purchase price specified in
Section 4.12(b).


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